MANOR CARE, INC.

Offer to Exchange

2.125% Convertible Senior Notes Due 2023

for Any and All Outstanding

2.125% Convertible Senior Notes due 2023

(CUSIP Nos. 564055AD3 and 564055AE1)

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 1, 2004, UNLESS EXTENDED OR EARLIER TERMINATED (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”). HOLDERS OF OLD NOTES MUST TENDER, AND NOT WITHDRAW, THEIR OLD NOTES PRIOR TO THE EXPIRATION DATE TO BE ELIGIBLE TO EXCHANGE THEIR OLD NOTES FOR NEW NOTES (AS DESCRIBED BELOW).

         Manor Care, Inc., a Delaware corporation (“Manor Care” or the “Company”), hereby offers (i) to exchange $1,000 in principal amount of 2.125% Convertible Senior Notes due 2023 (the “New Notes”) and (ii) a one time cash payment (an “Exchange Fee”) equal to 0.25% of the principal amount of outstanding 2.125% Convertible Senior Notes due 2023 (the “Old Notes” and together with the New Notes, the “Notes”) for each $1,000 in principal amount of our outstanding Old Notes that is properly tendered and accepted for exchange upon the terms and subject to the conditions set forth in this Offer to Exchange (this “Offer to Exchange”) and in the related Letter of Transmittal (the “Letter of Transmittal”). The offer to exchange the Notes (including the payment of an Exchange Fee) pursuant to this Offer to Exchange is referred to herein as an “Offer.” The Offer is not contingent upon the tender or exchange of any minimum principal amount of Old Notes. The Offer, however, is conditioned upon satisfaction of certain conditions.

         The Offer will expire at 12:00 midnight, New York City time, on December 1, 2004 unless extended by the Company and subject to the right of the Company, in its sole discretion, subject to applicable law, to terminate, withdraw or amend the Offer at any time as discussed below. Any extension of the Offer will be announced by press release no later than 9:00 a.m. New York City time, on the next New York Stock Exchange trading day after the previously scheduled Expiration Date.

         The terms of the New Notes are substantially similar to the terms of the Old Notes, except: (i) the New Notes will have a net share settlement mechanism, as described below in more detail; and (ii) the purchase price of the New Notes paid by the Company at the option of the holder on certain dates in the future or upon the occurrence of certain events will be in cash as described below in more detail.

         Subject to the terms of the Offer and upon satisfaction or waiver of the conditions thereto, the Old Notes will be exchanged in the manner described in this Offer to Exchange. Any amendment to the terms of the Offer will be made by press release not later than 10 business days prior to the Expiration Date.

         Our common stock is traded on the New York Stock Exchange under the symbol “HCR”. On November 2, 2004, the closing sale price for our common stock on the New York Stock Exchange was $32.43.

         THE OFFER IS DESCRIBED IN DETAIL IN THIS OFFER TO EXCHANGE, AND WE URGE YOU TO READ IT CAREFULLY, INCLUDING THE SECTION TITLED “RISK FACTORS,” BEGINNING ON PAGE 14 OF THIS OFFER TO EXCHANGE, FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU DECIDE TO PARTICIPATE IN THE OFFER.

         NEITHER MANOR CARE’S BOARD OF DIRECTORS NOR ANY OTHER PERSON IS MAKING ANY RECOMMENDATION AS TO WHETHER YOU SHOULD CHOOSE TO TENDER AND EXCHANGE YOUR OLD NOTES FOR NEW NOTES AND NO ONE HAS BEEN AUTHORIZED TO MAKE SUCH A RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISIONS AS TO WHETHER TO TENDER YOUR OLD NOTES, AND, IF SO, THE PRINCIPAL AMOUNT OF OLD NOTES TO TENDER.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS OFFER TO EXCHANGE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS OFFER TO EXCHANGE. THE COMPANY HAS NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS OFFER TO EXCHANGE. THE CONTENTS OF ANY WEBSITES REFERRED TO IN THIS OFFER TO EXCHANGE ARE NOT PART OF THIS OFFER TO EXCHANGE.

         THIS OFFER TO EXCHANGE DOES NOT CONSTITUTE AN OFFER TO EXCHANGE IN ANY JURISDICTION IN WHICH, OR TO OR FROM ANY PERSON WHO, IT IS UNLAWFUL TO MAKE SUCH OFFER UNDER APPLICABLE SECURITIES OR “BLUE SKY” LAWS. THE DELIVERY OF THIS OFFER TO EXCHANGE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR ANY ATTACHMENTS HERETO NOR IN THE AFFAIRS OF THE COMPANY OR ANY OF ITS AFFILIATES SINCE THE DATE HEREOF.

         IN MAKING A DECISION IN CONNECTION WITH THE OFFER, YOU MUST RELY ON YOUR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE OFFER, INCLUDING THE MERITS AND RISKS INVOLVED. YOU SHOULD NOT CONSTRUE THE CONTENTS OF THIS OFFER TO EXCHANGE AS PROVIDING ANY LEGAL, BUSINESS, FINANCIAL OR TAX ADVICE. YOU SHOULD CONSULT WITH YOUR OWN LEGAL, BUSINESS, FINANCIAL AND TAX ADVISORS WITH RESPECT TO ANY SUCH MATTERS CONCERNING THIS OFFER TO EXCHANGE AND THE OFFER CONTEMPLATED HEREBY.

         WE ARE RELYING ON SECTION 3(a)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) TO EXEMPT THE OFFER FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT WITH RESPECT TO THE EXCHANGE OF THE NEW NOTES FOR THE OLD NOTES. WE ARE ALSO RELYING ON SECTIONS 18(a) AND 18(b)(4)(C) OF THE SECURITIES ACT TO EXEMPT THE OFFER FROM STATE SECURITIES LAW REQUIREMENTS. WE HAVE NOT FILED A REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR ANY OTHER FEDERAL OR STATE SECURITIES LAWS WITH RESPECT TO THE NEW NOTES THAT MAY BE DEEMED TO BE OFFERED BY VIRTUE OF THIS OFFER.

         GENERALLY, THE SECURITIES ACT PROHIBITS THE OFFER OF SECURITIES TO THE PUBLIC UNLESS A REGISTRATION STATEMENT HAS BEEN FILED WITH THE SEC, AND THE SALE OF SECURITIES UNTIL SUCH REGISTRATION STATEMENT HAS BEEN DECLARED EFFECTIVE BY THE SEC, UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE OFFER CONSTITUTES AN “OFFER” OF SECURITIES UNDER THE SECURITIES ACT. HOWEVER, WE ARE AVAILING OURSELVES OF SECTION 3(a)(9) OF THE SECURITIES ACT WHICH PROVIDES AN EXEMPTION FROM REGISTRATION FOR EXCHANGES OF SECURITIES BY THE ISSUER WITH ITS EXISTING NOTEHOLDERS EXCLUSIVELY WHERE NO COMMISSION OR OTHER REMUNERATION IS PAID OR GIVEN DIRECTLY OR INDIRECTLY FOR

SOLICITING SUCH EXCHANGE. ACCORDINGLY, NO REGISTRATION STATEMENT IS BEING FILED WITH THE SEC WITH RESPECT TO THE OFFER.

         WE HAVE NEVERTHELESS PREPARED THIS OFFER TO EXCHANGE WHICH CONTAINS SUBSTANTIALLY THE SAME INFORMATION THAT WOULD BE REQUIRED FOR A REGISTRATION STATEMENT AND ARE DISTRIBUTING THIS OFFER TO EXCHANGE TO THE HOLDERS OF OLD NOTES.

         Any questions or requests for assistance concerning the Offer may be directed to Global Bondholder Services Corporation (referred to herein as the “Exchange Agent” and the “Information Agent”) at the address and telephone number set forth on the back cover of this Offer to Exchange. Requests for additional copies of this Offer to Exchange, the Letter of Transmittal or any other related documents may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Exchange. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent and Exchange Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway—Suite 704

New York, NY 10006
Attn: Corporate Actions
Banks and Brokers Call: (212) 430-3774
or
Call Toll Free: (866) 470-4500

November 3, 2004

THIS OFFER TO EXCHANGE INCORPORATES BY REFERENCE IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT THE COMPANY THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION MAY BE READ AND COPIED AT THE SEC’S PUBLIC REFERENCES ROOMS AT 450 FIFTH STREET N.W., WASHINGTON, D.C. 20549 AND IN NEW YORK, NEW YORK AND CHICAGO, ILLINOIS. PLEASE CALL THE SEC AT 1-800-SEC-0330 FOR FURTHER INFORMATION ON THE PUBLIC REFERENCE ROOMS. THE SEC ALSO MAINTAINS AN INTERNET SITE AT http://www.sec.gov THAT CONTAINS CERTAIN INFORMATION FILED BY THE COMPANY ELECTRONICALLY WITH THE SEC.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This Offer to Exchange includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. We identify forward-looking statements in this report by using words or phrases such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may be”, “objective”, “plan”, “predict”, “project”, “will be,” and similar words or phrases or the negative thereof.

         These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by us in those statements include, among others, the following:

•	changes in the health care industry because of political or economic influences;

•	changes in Medicare, Medicaid and certain private payors’ reimbursement levels or coverage requirements;

•	existing government regulations and changes in, or the failure to comply with, governmental regulations or the interpretations thereof;

•	changes in current trends in the cost and volume of patient care-related claims and workers’ compensation claims and in insurance costs related to such claims;

•	the ability to attract and retain qualified personnel;

•	our existing and future debt which may affect our ability to obtain financing in the future or to comply with our debt covenants;

•	our ability to control operating costs;

•	integration of acquired businesses;

•	changes in, or the failure to comply with, regulations governing the transmission and privacy of health information;

•	state regulation of the construction or expansion of health care facilities;

•	legislative proposals for health care reform;

•	competition;

•	the failure to comply with occupational health and safety regulations;

•	the ability to enter into managed care provider arrangements on acceptable terms;

•	litigation;

•	a reduction in cash reserves and shareholders’ equity upon our repurchase of our stock;

•	an increase in debt or reduction in cash flow upon our purchase or sale of assets; and

•	conditions in the financial markets.

         Although we believe the expectations reflected in our forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except as otherwise required by the federal securities laws, we disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this Offer to Exchange to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

         These risks and uncertainties, as well as others, are discussed in greater detail in our other filings with the SEC, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. You should read carefully the section of this Offer to Exchange under the heading “Risk Factors” beginning on page 14. There may be additional risks of which we are not presently aware or that we currently believe are immaterial which could have an adverse impact on our business. We make no commitment to revise or update any forward-looking statements in this Offer to Exchange to reflect events or circumstances after the date of this Offer to Exchange.

v

Summary

         The following summary is provided for your convenience. It highlights material information in this Offer to Exchange and the related Letter of Transmittal, but does not describe all of the details of the Offer. Holders are urged to read the more detailed information set forth in this Offer to Exchange and in the related Letter of Transmittal before deciding whether to tender Old Notes.

         The Company has commenced the Offer to exchange $1,000 in principal amount of New Notes and an Exchange Fee for each $1,000 in principal amount of our outstanding Old Notes, that is properly tendered and accepted for exchange upon the terms and subject to the conditions described below. For the convenience of the holders of Old Notes, the Offer is summarized below. This summary is qualified in its entirety by reference to the terms of the Offer described more fully in this Offer to Exchange and in the related Letter of Transmittal.

         If you have questions, please call the Information Agent and Exchange Agent toll-free at its telephone number on the back cover of this Offer to Exchange.

Reasons for the Offer	Because of recent accounting changes that would otherwise require Manor Care to include the underlying shares of common stock of the Old Notes in its earnings per share calculations, Manor Care is offering to exchange Old Notes for New Notes with a net share settlement mechanism.

The net share settlement provisions being introduced in the New Notes will allow the Company to substitute cash for the principal value portion of the conversion value due holders of the New Notes, thereby reducing the number of shares of common stock issued upon such conversions of the New Notes.

In addition, the requirement that the Company pay in cash the purchase price to holders upon redemption by the holders on certain dates or in connection with the occurrence of certain events will allow the Company to eliminate its option of using shares to pay the purchase price.

Expiration Date	The Offer commenced on Wednesday, November 3, 2004 and will expire at 12:00 midnight, New York City time, on Wednesday, December 1, 2004, unless extended by the Company in its sole discretion (the “Expiration Date”), subject to the right of the Company, in its sole discretion and subject to applicable law, to terminate, withdraw or amend such Offer at any time as described in this Offer to Exchange.

Terms of the Exchange	The Company is offering to exchange $1,000 in principal amount of New Notes and an Exchange Fee for each $1,000 in principal amount of Old Notes tendered and accepted for exchange. New Notes will be issued in denominations of $1,000 and any integral multiple of $1,000. Holders of Old Notes may tender all, some or none of their Old Notes.

Payment of Interest	Holders whose Old Notes are exchanged for New Notes pursuant to the Offer will not be entitled to any additional interest payments on the Old Notes and all accrued and unpaid interest from the most recent interest payment date under the Old Notes will roll over to the New Notes.

How to Tender	Any beneficial holder desiring to tender Old Notes pursuant to the Offer should request such beneficial owner’s custodian or nominee to effect the transaction for such beneficial owner. Participants in The Depository Trust Company (“DTC”) may electronically transmit their acceptance of an Offer by causing DTC to transfer Old Notes to the Exchange Agent in accordance with DTC’s Automated Tender Offer Program (“ATOP”) procedures for transfers. In addition, the Information Agent can answer questions regarding how to tender Old Notes.

Withdrawal Rights	Tendered Old Notes may be withdrawn at any time up until 12:00 midnight on the Expiration Date, or any subsequent date and time to which the Company extends the Offer. See “The Offer to Exchange—Withdrawal of Tenders.”

Acceptance of Tendered Notes	Subject to the terms of the Offer and upon satisfaction or waiver of the conditions thereto, the Company will accept for exchange and will promptly exchange all Old Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue the New Notes promptly after the Expiration Date. The Company will issue New Notes in exchange for Old Notes that are accepted for exchange only after receipt by the Exchange Agent of (i) a timely book-entry confirmation of transfer of Old Notes into the Exchange Agent’s DTC account or if the tender is made through an eligible institution, a notice of guaranteed delivery and (ii) a properly completed and executed letter of transmittal or an electronic confirmation pursuant to DTC’s Automatic Tender Offer Program. See “Acceptance of Old Notes and Delivery of New Notes.”

Accrued Interest on Old Notes	Interest on the New Notes will accrue from the last interest payment date on which interest was paid on the Old Notes. Holders whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any accrued and unpaid interest under the Old Notes from the most recent interest payment date.

Conditions to the Offer	The Offer is not contingent upon the tender of any minimum principal amount of Old Notes. The Offer, however, is conditioned upon satisfaction of certain customary conditions. The Company reserves the right to waive any and all conditions to the Offer. See “The Offer to Exchange—Conditions to the Offer.”

Amendment to the Offer	The Company reserves the right to accept any of the Old Notes tendered and to otherwise interpret or modify the terms of the Offer, provided that we will extend the period during which Old Notes may be tendered or withdrawn as a result of changes in the term of or information relating to the Offer.

Consequences of Not Exchanging Old Notes	If a holder of Old Notes does not tender and exchange for New Notes in the Offer, and to the extent that Old Notes are tendered and accepted for exchange in the Offer, the liquidity of any trading market for Old Notes not tendered for exchange, or tendered and withdrawn, or tendered and not accepted, could be significantly reduced.

Use of Proceeds; Fees and Expenses of the Offer	The Company will not receive any cash proceeds from the Offer. Old Notes that are properly tendered and not withdrawn, and exchanged pursuant to the Offer, will be retired and canceled. The Company estimates that the total fees and expenses of the Offer will be approximately $300,000.

Tax Consequences	The U.S. federal income tax consequences of the exchange of Old Notes for New Notes are unclear. We will take the position that the exchange of Old Notes for New Notes does not constitute a significant modification of the terms of the Old Notes. As a result, the New Notes will be treated as a continuation of the Old Notes and there should be no U.S. federal income tax consequences to holders who participate in the Offer, except that holders will have to recognize the receipt of the Exchange Fee as ordinary income.

By participating in the Offer, each holder will be deemed to have agreed pursuant to the indenture governing the New Notes to treat the exchange as not constituting a significant modification of the terms of the Old Notes. If, contrary to this position, the exchange of Old Notes for New Notes does constitute a significant modification of the terms of the Old Notes for U.S. federal income tax purposes, the tax consequences to holders could be materially different. For a discussion of the potential tax consequences of the exchange, see “Certain United States Federal Income Tax Consequences.”

Deciding Whether to Participate in the Offer	Neither Manor Care, nor its officers or directors nor any other person makes any recommendation as to whether you should choose to tender and exchange your Old Notes for New Notes and no one has been authorized to make such a recommendation. Holders of Old Notes must make their own decisions as to whether to tender Old Notes, and, if so, the principal amount of Old Notes to tender after reading this Offer to Exchange and the related Letter of Transmittal and consulting with their advisers, if any, based on each holder’s financial position and requirements.

Information Agent	Global Bondholder Services Corporation

Exchange Agent	Global Bondholder Services Corporation

Risk Factors	Holders of Old Notes should carefully consider the matters described under “Risk Factors,” as well as other information set forth in this Offer to Exchange and in the related Letter of Transmittal before deciding to participate in the Offer.

New Notes

         The following summary contains basic information about the New Notes and is not intended to be complete. It does not contain all the information that is important to you. For a complete understanding of the New Notes and before you decide whether to tender your Old Notes in the Offer, please refer to the section of this document entitled “Description of New Notes”. For purposes of the description of the New Notes included in this Offer to Exchange, references to “the Company”, “Manor Care”, “us”, “we”, and “our” refer only to Manor Care, Inc. and do not include our subsidiaries.

Issuer	Manor Care, Inc.

New Notes Offered	Up to $100 million in aggregate principal amount of 2.125% Convertible Senior Notes Due 2023.

Maturity	April 15, 2023, unless earlier redeemed, repurchased or converted.

Interest	2.125% per year on the principal amount, payable semiannually in arrears on April 15 and October 15 of each year, beginning on April 15, 2005. Effective as of the date of issuance through December 31, 2008 only, the interest rate borne by the New Notes will be increased from 2.125% to 2.625%. We will pay contingent interest if it becomes payable as described below and elsewhere in this Offer to Exchange.

Contingent Interest	We will pay contingent interest to the holders of New Notes during any six-month period from April 15 to October 14 and from October 15 to April 14, commencing with the six-month period beginning April 15, 2010 if the average Note Price for the Applicable Five Trading Day Period (each as defined in “Description of New Notes—Contingent Interest”) equals 120% or more of the principal amount of such New Notes. The amount of contingent interest payable per New Note in respect of any six-month period will equal 0.25% of the average price of a New Note for the Applicable Five Trading Day Period.

Conversion Rights	Holders may surrender New Notes for conversion into cash and, if applicable, shares of the Company’s common stock, prior to stated maturity, in multiples of $1,000 principal amount, at any time at the option of the holder under the following circumstances:

(i) if the average of the last reported sale prices of our common stock for the 20 trading days immediately prior to the conversion date is greater than or equal to 120% of the conversion price per share of common stock on such conversion date; or

(ii) if the New Notes have been called for redemption; or

(iii) upon the occurrence of specified corporate transactions described under “Description of New Notes—Conversion Rights”; or

(iv) if the credit ratings assigned to the New Notes by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services are below Ba3 and BB+, respectively, or the New Notes are no longer rated by at least one of these ratings agencies.

Conversion Price; Adjustment	Holders exercising their conversion rights may convert any outstanding New Notes into cash and, if applicable, shares of the Company’s common stock, at an initial conversion price of $31.12 per share, which is equal to approximately 32.1337 shares per $1,000 principal amount of New Notes.

The conversion price may be adjusted for certain reasons, but will not be adjusted for accrued interest. Upon conversion, the holder will not receive any cash payment representing accrued interest. See “Description of New Notes—Conversion Price Adjustments”.

Subject to certain exceptions described in “Description of the New Notes,” once New Notes are surrendered for conversion, the value (the “Conversion Value”) of the cash and shares of our common stock, if any, to be received by a holder converting $1,000 principal amount of New Notes will be determined by multiplying the Conversion Rate by the Five Day Average Closing Stock Price (as defined below). We will deliver the Conversion Value to holders as follows: (1) an amount in cash (the “Principal Return”) equal to the lesser of (a) the aggregate Conversion Value of the New Notes to be converted and (b) the aggregate principal amount of the New Notes to be converted, (2) if the aggregate Conversion Value of the New Notes to be converted is greater than the Principal Return, an amount in whole shares (the “Net Share”), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the “Net Share Amount”), and (3) an amount in cash in lieu of any fractional shares of common stock. We will pay the Principal Return and cash in lieu of fractional shares and deliver the Net Shares, if any, as promptly as practicable after determination of the Net Share Amount. The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Five Day Average Closing Stock Price. The Five Day Average Closing Stock Price will be the average of the closing per share prices of our common stock on the New York Stock Exchange on the five consecutive trading days beginning on the second trading day following the day the New Notes are submitted for conversion.

The “common stock price” on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one, in either case, the average of the average bid and the average ask prices) on such date for our common stock as reported in composite transactions on the principal national securities exchange or other quotation system on which our common stock is quoted or listed or admitted to trading on such day or, if our common stock is not quoted or listed or admitted to trading on a national securities exchange or quotation system, as reported by the National Quotation Bureau Incorporated, or similar generally accepted reporting service.

A “trading day” means any regular or abbreviated trading day of the New York Stock Exchange.

See “Description of New Notes—Conversion Price Adjustments”.

Optional Redemption	On or after April 15, 2010, we may redeem for cash all or part of the New Notes, upon not less than 30 nor more than 60 days’ notice before the redemption date by mail to the trustee, the paying agent and each of the holders of New Notes, at 100% of the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest, including any contingent interest, up to but excluding the redemption date.

Purchase of New Notes by Us at the Option of the Holder	You have the right to require us to purchase all or a portion of your New Notes on April 15, 2005, April 15, 2008, April 15, 2010, April 15, 2013, April 15, 2018 (each, a “purchase date”). In each case, the purchase price payable will be equal to 100% of the principal amount of the New Notes to be purchased plus any accrued and unpaid interest, including any contingent interest up to but excluding the purchase date. Any New Notes we purchase on the April 15, 2005, 2008, 2010, 2013 and 2018 purchase dates will be paid for in cash. See “Description of New Notes—Purchase of New Notes by Us at the Option of Holder”.

Fundamental Change	If we undergo a Fundamental Change (as defined in this Offer to Exchange), you will have the option to require us to purchase all or any portion of your New Notes. The Fundamental Change purchase price will be 100% of the principal amount of the New Notes to be purchased plus any accrued and unpaid interest, including any contingent interest up to but excluding the Fundamental Change purchase date. We will pay the Fundamental Change purchase price for New Notes in cash. See “Description of New Notes—Fundamental Change Permits Holders to Require Us to Purchase New Notes”.

Guarantees; Elimination; Reinstatement. .	The payments on the New Notes will be guaranteed by Manor Care of America, Inc. (MCA), our wholly-owned subsidiary, and each of our existing and future subsidiaries that guarantees the obligations of MCA under its $100.0 million principal amount of 7 1/2% Senior Notes due 2006 (the “2006 Notes”) and our obligations under our $150.0 million principal amount of 8% Senior Notes due 2008 (the “2008 Notes”), our $200.0 million principal amount of 6.25% Senior Notes due 2013 (the “2013 Notes”), our $200.0 million senior revolving credit facility, and such Old Notes that remain outstanding because they are not exchanged pursuant to this Offer to Exchange (the “Remaining Old Notes”). The guarantees will be unsecured senior indebtedness of our subsidiary guarantors. See “Description of New Notes—Subsidiary Guarantees”.

In the event the obligations of any subsidiary guarantor under the 2006 Notes, the 2008 Notes, the 2013 Notes, the Remaining Old Notes, and our senior revolving credit facility are terminated, such subsidiary guarantor will also be released from its obligations under its subsidiary guarantee. In the event an existing or future subsidiary of the Company guarantees any indebtedness of the Company, then such subsidiary shall guarantee the Company’s indebtedness under the New Notes. See “Description of New Notes—Future Subsidiary Guarantors”.

Ranking	The New Notes will rank equally in right of payment with all our existing and future unsecured senior debt and are senior in right of payment to all our future subordinated debt. The indenture does not limit the amount of debt that we or our subsidiaries may incur. The guarantees will rank equally in right of payment with the existing and future unsecured senior debt of our subsidiary guarantors and will be senior in right of payment to the future subordinated debt of our subsidiary guarantors. The New Notes and the guarantees will effectively rank junior to any secured indebtedness of the Company or its subsidiary guarantors, to the extent of the assets securing such indebtedness. If the guarantees of the New Notes are eliminated, the New Notes will be structurally junior to all liabilities of our subsidiaries. See “Description of New Notes—Ranking”.

The New Notes will rank pari passu in right of payment with the Old Notes.

U.S. Federal Income Tax Considerations. .	Under the indenture governing the Old Notes, we and each holder agreed for U.S. federal income tax purposes to treat the Old Notes as indebtedness subject to the Treasury Regulations governing contingent payment debt instruments. Similar provisions will be included in the indenture governing the New Notes. Holders of debt instruments subject to the Treasury Regulations governing contingent payment debt instruments are required to accrue interest at the comparable yield at which the issuer could have issued a fixed-rate nonconvertible debt instrument with no contingent payments, but with similar other terms and conditions. At the time the Old Notes were issued, we determined the comparable yield to be 7.34%. Assuming that the exchange of the Old Notes for New Notes does not constitute a significant modification of the terms of the Old Notes, and the New Notes accordingly will be treated as a continuation of the Old Notes for U.S. federal income tax purposes, holders will continue to accrue interest on the New Notes at a rate of 7.34%, compounded semi-annually (subject to certain adjustments). As a result, a U.S. holder may recognize taxable income in each year significantly in excess of interest payments (whether fixed or contingent) actually received in that year. Additionally, a U.S. holder generally will be required to recognize any gain realized on a sale, exchange, conversion, redemption or repurchase of the New Notes as ordinary income, rather than capital gain. In computing such gain, the amount realized by a U.S. holder will include, in the case of a conversion, the amount of cash and fair market value of any shares of Company common stock received. The application of the contingent payment debt rules is uncertain, and no ruling will be obtained from the Internal Revenue Service concerning the application of these rules to the New Notes. You should consult your own tax advisor concerning the tax consequences of owning the New Notes. For more information, see “Certain United States Federal Income Tax Consequences.”

Book-entry Form	The New Notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the New Notes will be shown on, and transfers will be affected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market for the New Notes	The New Notes are new securities and there is currently no established market for the New Notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the New Notes. We do not intend to apply for a listing of the New Notes on any securities or any automated dealer quotation system. Our common stock is listed on the New York Stock Exchange under the symbol “HCR.” See “Risk Factors”.

The Company

         We are a leading provider of long-term health care with one of the largest networks of skilled nursing and assisted living facilities in the United States. We own or operate 343 skilled nursing and assisted living facilities in 31 states, with 62% of our facilities located in Florida, Illinois, Michigan, Ohio and Pennsylvania. We generated approximately 85% of our total revenues for the nine months ended September 30, 2004 from skilled nursing and assisted living services. The balance of our revenues was derived from a broad range of ancillary health care services, including subacute medical and rehabilitation care, rehabilitation therapy and hospice and home health care. We provide these services through many of our long-term care facilities and through 88 outpatient therapy clinics and 94 hospice and home health care offices. We believe we have a favorable quality mix with approximately 69% of our long-term care and rehabilitation revenues for the nine months ended September 30, 2004 generated from private pay and Medicare sources. We operate primarily under the respected “ManorCare”, “Heartland” and “Arden Courts” names. Our common stock is traded on the New York Stock Exchange under the symbol “HCR”.

         Manor Care, Inc. is a Delaware corporation. Our principal executive offices are located at 333 North Summit Street, Toledo, Ohio 43604-2617 and our telephone number at that address is (419) 252-5500. Our website is located at www.hcr-manorcare.com. The information on our website is not part of this Offer to Exchange. See “Where You Can Find More Information”.

Summary Comparison of the Old Notes and the New Notes

	Old Notes	New Notes

Issuer	Manor Care, Inc.	Same as the Old Notes.
Notes Offered	$100 million in aggregate principal amount of 2.125% Convertible Senior Notes Due 2023.	Up to $100 million in aggregate principal amount of 2.125% Convertible Senior Notes due 2023.
Interest Payment Dates	Payable semiannually on April 15 and October 15 of each year.	Same as the Old Notes.
Interest	2.125% per year on the principal amount. Effective August 20, 2003 through December 31, 2008 only, the interest rate borne by the Old Notes will be 2.625% per year on the principal amount.	Same as the Old Notes.
Maturity	April 15, 2023, unless earlier redeemed, repurchased or converted.	Same as the Old Notes.
Conversion Rights	Holders may surrender Old Notes for conversion into shares of our common stock prior to stated maturity, in multiples of $1,000 principal amount, at any time at the option of the holder under the following circumstances:
	(i) if the average of the last reported sale prices of our common stock for the 20 trading days immediately prior to the conversion date is greater than or equal to 120% of the conversion price per share of common stock on such conversion date; or	Same as the Old Notes, except that upon conversion of the New Notes at any time prior to the business day immediately preceding the maturity date, holders will receive cash or a combination of cash and common stock, as described under “Description of New Notes—Conversion Rights”.
(ii) if the Old Notes have been called for redemption; or
(iii) upon the occurrence of specified corporate transactions; or
(iv) if the credit ratings assigned to the Old Notes by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services are below Ba3 and BB+, respectively, or the Old Notes are no longer rated by at least one of these ratings agencies.

Old Notes	New Notes

Conversion Price	The Old Notes may be converted into the Company’s common stock at the initial conversion price per share of $31.12 (equivalent to an initial conversion rate of approximately 32.1337 shares of common stock per $1,000 principal amount of Old Notes). The conversion price is subject to adjustment if certain events occur. Upon conversion, you will receive only shares of the Company’s common stock, you will not receive any cash payment for interest accrued to the conversion date.	Same as the Old Notes, except that:

(i) Subject to certain exceptions described in “Description of the New Notes,” once New Notes are surrendered for conversion, the value (the “Conversion Value”) of the cash and shares of our common stock, if any, to be received by a holder converting $1,000 principal amount of New Notes will be determined by multiplying the Conversion Rate by the Five Day Average Closing Stock Price (as defined below). We will deliver the Conversion Value to holders as follows: (1) an amount in cash (the “Principal Return”) equal to the lesser of (a) the aggregate Conversion Value of the New Notes to be converted and (b) the aggregate principal amount of the New Notes to be converted, (2) if the aggregate Conversion Value of the New Notes to be converted is greater than the Principal Return, an amount in whole shares (the “Net Shares”), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the “Net Share Amount”), and (3) an amount in cash in lieu of any fractional shares of common stock. We will pay the Principal Return and cash in lieu of fractional shares and deliver the Net Shares, if any, as promptly as practicable after determination of the Net Share Amount. The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Five Day Average Closing Stock Price. The Five Day Average Closing Stock Price will be the average of the closing per share prices of our common stock on the New York Stock Exchange on the five consecutive trading days beginning on the second trading day following the day the New Notes are submitted for conversion. See “Description of New Notes—Conversion Price Adjustment”.

	Old Notes	New Notes

Optional Redemption of Notes	On or after April 15, 2010, we may redeem for cash all or part of the Old Notes, upon not less than 30 nor more than 60 days’ notice before the redemption date by mail to the trustee, the paying agent and each of the holders of Old Notes, at 100% of the principal amount of the Old Notes to be redeemed, plus accrued and unpaid interest, including any contingent interest, up to but excluding the redemption date.	Same as the Old Notes.
Purchase of Notes by Us at the Option of the Holder	You have the right to require us to purchase all or a portion of your Old Notes on April 15, 2005, April 15, 2008, April 15, 2010, April 15, 2013, April 15, 2018 (each, a “purchase date”). In each case, the purchase price payable will be equal to 100% of the principal amount of the Old Notes to be purchased plus any accrued and unpaid interest, including any contingent interest, up to but excluding the purchase date. Any notes we purchase on April 15, 2005 will be paid for in cash. For the April 15, 2008, 2010, 2013 and 2018 purchase dates, we may choose to pay the purchase price in cash or shares of our common stock or a combination of cash and shares of our common stock, provided that we will pay accrued and unpaid interest, including any contingent interest, in cash.	You have the right to require us to purchase all or a portion of your New Notes on April 15, 2005, April 15, 2008, April 15, 2010, April 15, 2013, April 15, 2018 (each, a “purchase date”). In each case, the purchase price payable will be equal to 100% of the principal amount of the New Notes to be purchased plus any accrued and unpaid interest, including any contingent interest up to but excluding the purchase date. Any notes we purchase on the April 15, 2005, 2008, 2010, 2013 and 2018 purchase dates will be paid for in cash.

	Old Notes	New Notes

Fundamental Change	If we undergo a Fundamental Change (as defined herein) you will have the option to require us to purchase all or any portion of your Old Notes. The Fundamental Change purchase price will be 100% of the principal amount of the Old Notes to be purchased plus any accrued and unpaid interest, including any contingent interest up to but excluding the Fundamental Change purchase date. We may pay the Fundamental Change purchase price for such Old Notes in cash, in shares of our common stock valued at their market price (determined as described herein) or any combination thereof.	If we undergo a Fundamental Change (as defined herein) you will have the option to require us to purchase all or any portion of your New Notes. The Fundamental Change purchase price will be 100% of the principal amount of the New Notes to be purchased plus any accrued and unpaid interest, including any contingent interest up to but excluding the Fundamental Change purchase date. We will pay the Fundamental Change purchase price in cash.
Events of Default	• default in any payment of interest, including any contingent interest or additional amounts on any Old Note when due and payable and the default continues for a period of 30 days;	Same as the Old Notes.
• default in the payment of principal of any Old Note when due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;
• failure by the Company to comply with its obligations under “Consolidation, merger and sale of assets”;
• failure by the Company for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the Old Notes then outstanding has been received to comply with any of its other agreements contained in the Old Notes or Indenture;

Old Notes	New Notes

• default by the Company or any subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed (other than non-recourse debt of a non-recourse subsidiary) in excess of $20.0 million in the aggregate of the Company and/or any subsidiary, whether such debt now exists or shall hereafter be created resulting in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 10 days after written notice of such acceleration has been received by the Company or such subsidiary;
• certain events of bankruptcy, insolvency, or reorganization of the Company; or
• a final judgment for the payment of $20.0 million or more rendered against the Company or any subsidiary, which judgment is not fully covered by insurance or not discharged or stayed within 90 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

RISK FACTORS

         Our business, operations and financial condition are subject to various risks. We describe some of these risks below, and you should carefully consider the following factors and other information contained and incorporated by reference in this Offer to Exchange. This section does not describe all the risks applicable to us, our industry or our business, and we intend it only as a summary of certain material factors.

Our indebtedness could adversely affect our financial health and make it more difficult for us to fulfill our obligations under the notes.

         At September 30, 2004, our total consolidated indebtedness was $555.7 million. In the future, for updated information regarding our consolidated indebtedness, see our annual reports on Form 10-K, our quarterly reports on Form 10-Q and our current reports filed on Form 8-K, which are incorporated by reference into this Offer to Exchange.

         Our indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the New Notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund acquisitions, working capital, capital expenditures and other general corporate purposes;

•	limit, along with the financial and other restrictive covenants in our indebtedness, our ability to borrow a significant amount of additional funds;

•	limit, along with the financial and other restrictive covenants in our indebtedness, our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have less debt.

         We may be able to incur additional indebtedness in the future which could intensify the risks listed above. The indenture relating to the New Notes does not limit the amount of debt that we or our subsidiaries may incur.

Our business is conducted through our subsidiaries.

         Our operations are conducted through our subsidiaries. As a result, we depend on dividends, loans or advances, or payments from our subsidiaries to satisfy our financial obligations and make payments to our investors. The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations as well as, in the future, agreements to which our subsidiaries may be a party. Although the New Notes are guaranteed by the subsidiary guarantors, each guarantee is subordinated to all secured debt of the relevant subsidiary guarantor. Moreover, not all of our subsidiaries are guarantors. For the year ended December 31, 2003, our non-guarantor subsidiaries represented less than 3.0% of our revenues, assets and income before income taxes.

Not all of our subsidiaries are guarantors and assets of non-guarantor subsidiaries may not be available to make payments on the New Notes and our subsidiary guarantees may be released in the future if certain events occur.

         Our existing and future subsidiaries that do not guarantee the obligations of our wholly-owned subsidiary Manor Care of America, Inc. (“MCA”) under its $100.0 million principal amount of 7 1/2%

Senior Notes due 2006, or our obligations under our $150.0 million principal amount 8% Senior Notes due 2008, our $200.0 million principal amount 6.25% Senior Notes due 2013, our Remaining Old Notes or our $200.0 million senior revolving credit facility, are also not guarantors of the New Notes. Payments on the New Notes are only required to be made by us and the subsidiary guarantors. As a result, no payments are required to be made from assets of subsidiaries which do not guarantee the New Notes unless those assets are transferred, by dividend or otherwise, to us or a subsidiary guarantor.

         In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their debt, including their trade creditors, will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. For the year ended December 31, 2003, our non-guarantor subsidiaries represented less than 3.0% of our revenues, assets and income before income taxes.

         Each subsidiary guarantor that is released from its obligations under MCA’s 7 1/2% Senior Notes due 2006 or any related guarantees, its obligations under our 8% Senior Notes due 2008 or any related guarantees, its obligations under our 6.25% Senior Notes due 2013 or any related guarantees, its obligations under our Remaining Old Notes or any related guarantees, or its obligations under our senior revolving credit facility and any guarantee with respect to such credit facility will also be released as a guarantor under the New Notes. Upon such release, the New Notes will effectively rank junior to all liabilities of such subsidiary, whether or not such liabilities are secured or unsecured.

Although your New Notes are referred to as “senior notes,” and the subsidiary guarantees are senior obligations of our subsidiaries, each will be effectively subordinated to our secured debt and any secured liabilities of our subsidiaries.

         The New Notes will effectively rank junior to any of our secured debt or any secured debt of our subsidiaries, to the extent of the assets securing that debt. In the event of bankruptcy, liquidation, reorganization or other winding up of Manor Care, our assets that secure secured debt will be available to pay obligations on the New Notes only after that secured debt has been repaid in full from these assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all of the New Notes then outstanding. The guarantees of the New Notes will similarly effectively rank junior to any secured debt of the applicable subsidiary, to the extent of the assets securing that debt. In addition to the guarantees of the senior revolving credit facility, MCA’s 7 1/2% Senior Notes due 2006, the 8% Senior Notes, the 6.25% Senior Notes, and the Remaining Old Notes, subsidiaries of the Company had additional indebtedness of $10.6 million as of September 30, 2004, substantially all of which was secured.

A change in control may adversely affect us or the New Notes.

         Our $200.0 million three-year senior revolving credit facility provides that certain change of control events with respect to us will constitute a default. In addition, future debt we incur may limit our ability to repurchase the New Notes upon a change of control or require us to offer to redeem that future debt upon a change of control. Moreover, if you or other investors in our New Notes exercise the repurchase right for a change of control, it may cause a default under that debt, even if the change of control itself does not cause a default, due to the financial effect of such a purchase on us. Finally, if a change of control event occurs, we cannot assure you that we will have enough funds to repurchase all the New Notes.

         Furthermore, the change in control provisions may in certain circumstances make more difficult or discourage a takeover of Manor Care and the removal of incumbent management.

Our business and financial results depend on our ability to generate sufficient cash flows to service our debt or refinance our debt on commercially reasonable terms.

         Our ability to make payments on and to refinance our debt and to fund planned expenditures depends on our ability to generate cash flow in the future. This, to some extent, is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. In addition, our ability to borrow funds under our $200.0 million three-year senior revolving credit facility will depend on our satisfying various covenants. These covenants, among other things:

•	limit our ability and the ability of our subsidiaries to borrow and to place liens on our assets or their assets;

•	require us to comply with a debt to capitalization ratio test, fixed charge coverage ratio test and leverage ratio test;

•	limit our ability to merge with other parties or sell all or substantially all of our assets;

•	limit our and our subsidiaries’ ability to make certain acquisitions and to dispose of assets; and

•	limit our ability to pay dividends and redeem capital stock.

         We cannot assure you that our business will generate cash flows from operations or that future borrowings will be available to us under our $200.0 million three-year senior revolving credit facility in an amount sufficient to enable us to pay our debt or to fund our other liquidity needs.

         Our inability to generate sufficient cash flow to service our debt would have a material adverse effect on our business and results of operations.

We may make acquisitions that could subject us to a number of operating risks.

         We anticipate that we may continue to make acquisitions of, investments in, and strategic alliances with complementary businesses to enable us to add services for our core customer base and for adjacent markets, and to expand each of our businesses geographically. However, implementation of this strategy entails a number of risks, including:

•	inaccurate assessment of undisclosed liabilities;

•	entry into markets in which we may have limited or no experience;

•	diversion of management’s attention from our core business;

•	difficulties in assimilating the operations of an acquired business or in realizing projected efficiencies and cost savings; and

•	increase in our indebtedness and a limitation in our ability to access additional capital when needed.

         Certain changes may be necessary to integrate the acquired businesses into our operations, to assimilate many new employees and to implement reporting, monitoring, compliance and forecasting procedures. Obtaining anticipated revenue synergies or cost reductions are also a risk in many acquisitions.

We depend upon reimbursement by third-party payors.

         Substantially all of our revenues are derived from private and governmental third-party payors. During the nine months ended September 30, 2004, approximately 36% of our revenues were derived from Medicare, 31% from Medicaid and approximately 33% from commercial insurers, managed care plans, workers’ compensation payors and other private pay revenue sources. There are increasing pressures from many payors to control health care costs and to reduce or limit increases in reimbursement rates for medical services. Governmental payment programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative or executive orders and government funding restrictions, all of which may materially increase or decrease the rate of program payments to us for our services. Due to budgetary shortfalls, every state has adopted Medicaid cost-containment policies in recent years, many of which have resulted in reduced funding for our services. In the recent past, we also have experienced a decrease in revenues primarily attributable to declines in government reimbursement as a result of the Balanced Budget Act of 1997, or the Budget Act. Although certain rate reductions resulting from the Budget Act were mitigated by the Medicare, Medicaid and SCHIP Balanced Budget Refinement Act of 1999, or the BBRA 99, and the SCHIP Benefits Improvement and Protection Act of 2000, or BIPA 2000, the Budget Act significantly changed the method of payment under the Medicare and Medicaid programs for our services, including for home health care, hospice and therapy services.

         Certain of the increases in Medicare reimbursement for skilled nursing facilities provided for under BBRA 99 and the BIPA 2000 expired on September 30, 2002, the so-called “Medicare cliff”. Congress has not enacted additional legislation to date to further extend these provisions. No assurances can be given as to whether Congress will increase or decrease reimbursement in the future, the timing of any action or the form of relief, if any, that may be enacted. We believe that much of the decrease in revenues from the Medicare cliff will be offset by a shift in the mix of our patients to a higher percentage of Medicare and insurance, as well as the Medicare statutory annual inflationary increase effective October 1, 2003. Effective October 1, 2003, the Centers for Medicare & Medicaid Services, or CMS, issued a skilled nursing facility payment update rule for federal fiscal year 2004, which provided a 3.0 percent inflation update for skilled nursing facility services. CMS also provided an additional 3.26 percent rate increase designed to make up for certain previous “forecast error” underpayments. Moreover, for fiscal year 2005, which began October 1, 2004, skilled nursing facility rates were increased by 2.8 percent, resulting in an estimated $440 million increase in Medicare payments. CMS also decided not to refine the current patient classification system for fiscal year 2005, which CMS estimates will result in nursing homes continuing to receive approximately $1 billion in temporary add-on payments during the fiscal year.

         There can be no assurances that payments from governmental or private payors will remain at levels comparable to present levels or will, in the future, be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Our financial condition and results of operations may be affected by the reimbursement process, which in the health care industry is complex and can involve lengthy delays between the time that revenue is recognized and the time that reimbursement amounts are settled.

         We are subject to periodic audits by the Medicare and Medicaid programs, and the paying agencies for these programs have various rights and remedies against us if they assert that we have overcharged the programs or failed to comply with program requirements. Such payment and government agencies could seek to reopen previously filed and reviewed cost reports and to require us to repay any overcharges, or could make deductions from future amounts due to us. As a result of these audits, such agencies may review our cost reports and the payments that we received prior to the implementation of the prospective payment system. We could also be subject to civil false claims assessments, fines, criminal penalties or program exclusions as a result of Department of Justice and/or the Office of Inspector General, U.S. Department of Health and Human Services’ review of any such program violations. Private pay sources also reserve rights to conduct audits and make monetary adjustments.

If we fail to comply with extensive laws and government regulations, we could suffer penalties or be required to make significant changes to our operations.

         The health care industry, including our company, is required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things:

•	licensure and certification;

•	adequacy and quality of health care services;

•	qualifications of health care and support personnel;

•	quality of medical equipment;

•	confidentiality, maintenance and security issues associated with medical records;

•	relationships with physicians and other referral sources;

•	operating policies and procedures;

•	addition of facilities and services; and

•	billing for services.

         Many of these laws and regulations are expansive, and we do not always have the benefit of significant regulatory or judicial interpretation of these laws and regulations. In addition, certain regulatory developments, such as revisions in the building code requirements for assisted living and skilled nursing facilities, mandatory increases in scope and quality of care to be offered to residents and revisions in licensing and certification standards, could have a material adverse effect on us. In the future, different interpretations or enforcement of these laws and regulations could subject our current or past practices to allegations of impropriety or illegality or could require us to make changes in our facilities, equipment, personnel, services, capital expenditure programs and operating expenses.

         If we fail to comply with applicable laws and regulations, we could be subjected to liabilities, including criminal penalties, civil penalties (including the loss of our licenses to operate one or more of our facilities) and exclusion of one or more of our facilities from participation in the Medicare, Medicaid and other federal and state health care programs.

         Both federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of health care companies and, in particular, skilled nursing facilities, home health agencies and hospices. These investigations relate to a wide variety of topics, including:

•	cost reporting and billing practices;

•	quality of care;

•	financial relationships with referral sources; and

•	medical necessity of services provided.

         In addition, the Office of the Inspector General of the U.S. Department of Health and Human Services and the Department of Justice have, from time to time, established national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Such initiatives include review of:

•	the appropriateness of therapy services and other ancillary services provided to Medicare beneficiaries in skilled nursing facilities; and

•	billing for ancillary services and supplies, resident assessments and quality of care.

         Like others in the health care industry, we receive requests for information from governmental agencies in connection with their regulatory or investigational authority. Moreover, health care providers are also subject to the federal False Claims Act amendments which in 1986 made it easier for private parties to bring “qui tam” whistleblower lawsuits against companies. Some states have adopted similar state whistleblower and false claims provisions. See “Regulation and Licenses” contained in our annual report on Form 10-K for the year ended December 31, 2003, which we incorporate by reference into this Offer to Exchange.

We are required to comply with laws governing the transmission and privacy of health information.

         The Health Insurance Portability and Accountability Act of 1996 (HIPAA) requires us to comply with standards for the exchange of health information within our company and with third parties, such as payors, business associates and patients. These include standards for common health care transactions, such as claims information, plan eligibility, payment information and the use of electronic signatures; unique identifiers for providers, employers, health plans and individuals; security; privacy; and enforcement.

         The Department of Health and Human Services has released several rules mandating the use of new standards with respect to certain health care transactions and health information. On August 17, 2000, the Department of Health and Human Services finalized the transaction standards. While we initially were required to comply with these rules by October 16, 2002, Congress passed legislation in December 2001 that delayed for one year (until October 16, 2003) the compliance date, but only for entities that submitted a compliance plan to the Department of Health and Human Services by the original implementation deadline, which we did. On February 20, 2003, the Department of Health and Human Services published certain modifications to the final transaction standards, but these changes do not affect the October 16, 2003 compliance deadline. The Department of Health and Human Services issued the privacy standards on December 28, 2000, and, after certain delays, they became effective on April 14, 2001, with a compliance date of April 14, 2003. The security standards were published in February 2003 and are effective April 21, 2003, with a compliance date of April 21, 2005 for most covered entities. Most recently, the Centers for Medicare & Medicaid Services published a rule in January 2004 announcing the adoption of the National Provider Identifier as the standard unique health identifier for health care providers to use in filing and processing health care claims and other transactions. The rule is effective May 23, 2005, with a compliance date of May 23, 2007.

         Sanctions for failing to comply with Health Insurance Portability and Accountability Act of 1996 health information practices provisions include criminal penalties and civil sanctions. See “Regulation and Licenses-Health Information Practices” contained in our annual report on Form 10-K for the year ended December 31, 2003, which we incorporate by reference into this Offer to Exchange.

State efforts to regulate the construction or expansion of health care providers could impair our ability to expand our operations.

         Some states require health care providers (including skilled nursing facilities, home health agencies, hospices and assisted living facilities) to obtain prior approval, known as a certificate of need, for:

•	the purchase, construction or expansion of health care facilities;

•	capital expenditures exceeding a prescribed amount; or

•	changes in services or bed capacity.

         To the extent that we require a certificate of need or other similar approvals to expand our operations, either by acquiring facilities or expanding or providing new services or other changes, our expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to those approvals, and possible delays and expenses associated with obtaining those approvals. We cannot assure you that we will be able to obtain certificate of need approval for all future projects requiring that approval.

Health care reform legislation may affect our business.

         In recent years, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. Aspects of certain of these health care initiatives, such as reductions in funding of the Medicare and Medicaid programs; potential changes in reimbursement regulations by the Centers for Medicare & Medicaid Services; enhanced pressure to contain health care costs by Medicare, Medicaid and other payors; and greater state flexibility and additional operational requirements in the administration of Medicaid, could adversely affect us.

         In particular, on December 8, 2003 President Bush signed into law the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, or the MMA, which includes a new Medicare outpatient drug benefit effective January 1, 2006. Under the MMA, Medicare beneficiaries may enroll in prescription drug plans offered by private entities, which will provide coverage of outpatient prescription drugs. Medicare beneficiaries who are also entitled to benefits under a state Medicaid program (so-called “dual eligibles”) will have their outpatient prescription drug costs covered by the new Medicare drug benefit. Most of our nursing home residents whose drug costs are currently covered by state Medicaid programs are dual-eligibles and will be moved to the new Medicare drug benefit. Implementation of the new Medicare drug benefit requires implementing regulations. On August 3, 2004, the Centers for Medicare & Medicaid Services issued a proposed rule to implement the new Part D drug benefit. The proposed rule would permit pharmacies to provide covered Part D drugs to enrollees of the new Part D plans. Pharmacies could participate on an in-network basis by contracting directly with the drug plan sponsor, or on an out-of-network basis. Many details of the proposed rule, including the specific drugs to be included by a drug plan sponsors and the related payment rates for such drugs, are currently unknown. The Centers for Medicare & Medicaid Services expects to issue the final rule in early 2005. In addition, the Secretary of the Department of Health and Human Services is required to conduct a study of current standards of practice for pharmacy services provided to patients in long-term care settings, and make recommendations regarding necessary actions and appropriate reimbursement to ensure the provision of prescription drugs to Medicare beneficiaries in nursing facilities consistent with existing patient safety and quality of care standards. It is uncertain at this time the impact that the MMA’s Medicare drug benefit provisions ultimately will have on us.

         There can be no assurance as to the ultimate content, timing or effect of any health care reform legislation, nor is it possible at this time to estimate the impact of potential legislation on us. That impact may be material to our financial condition or our results of operations.

We face national, regional and local competition.

         Our nursing facilities compete primarily on a local and regional basis with many long-term care providers, some of whom may own as few as a single nursing center. Our ability to compete successfully varies from location to location depending on a number of factors, including the number of competing centers in the local market, the types of services available, quality of care, reputation, age and appearance of each center and the cost of care in each locality.

         We also compete with a variety of other companies in providing assisted living services, rehabilitation therapy services and home health care services. Given the relatively low barriers to entry and continuing health care cost containment pressures in the assisted living industry, we expect that the assisted living industry will become increasingly competitive in the future. Increased competition in the future could limit our ability to attract and retain residents, to maintain or increase resident service fees, or to expand our business.

Labor costs may increase with a potential shortage of qualified personnel.

         A shortage of nurses or other trained personnel and general inflationary pressures have required us to enhance our wage and benefits packages in order to compete for qualified personnel. Labor costs account for approximately 64% of the operating expenses of our long-term care segment in 2003. Our long-term care wage rate increases in 2003 were approximately 4 percent. We compete with other health care providers to attract and retain qualified or skilled personnel. We also compete with various industries for lower-wage employees. Although we currently do not face a staffing shortage in all markets where we operate, we have used high-priced temporary help to supplement staffing levels in markets with shortages of health care workers. If a shortage of nurses or other health care workers occurred in all geographic areas in which we operate, it could adversely affect our ability to attract and retain qualified personnel and could further increase our operating costs.

Our operations are subject to occupational health and safety regulations.

         We are subject to a wide variety of federal, state and local occupational health and safety laws and regulations. Among the types of regulatory requirements faced by health care providers such as us are: air and water quality control requirements, occupational health and safety requirements (such as standards regarding blood-borne pathogens and ergonomics), waste management requirements, specific regulatory requirements applicable to asbestos, polychlorinated biphenyls and radioactive substances, requirements for providing notice to employees and members of the public about hazardous materials and wastes and certain other requirements. If we fail to comply with these standards, we may be subject to sanctions and penalties.

The cost of general and professional liability claims may increase.

         Patient care liability remains a serious industry-wide issue. General and professional liability claims for the long-term care industry have become increasingly expensive. The long-term care industry received some assistance with the passage of a measure of tort reform in Florida in May 2001 that became fully effective on October 5, 2001. During 2003, tort reform legislation capping medical malpractice awards was passed in Texas and upheld by a state constitutional amendment. Despite those reforms, if patient care claims continue to increase in number and size, our future financial condition and operating results may be adversely affected.

We are subject to material litigation.

         We are, and may in the future be, subject to litigation which, if determined adversely to us, could have a material adverse effect on our business or financial condition. In addition, some of the companies and businesses we have acquired have been subject to similar litigation. Pending, threatened or future litigation, whether or not described in this Offer to Exchange, could have a material adverse effect on our financial condition or our results of operations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Commitments and Contingencies” and “Legal Proceedings” contained in our annual report on Form 10-K for the year ended December 31, 2003, which we incorporate by reference into this Offer to Exchange.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of the notes to return payments received from us or our subsidiary guarantors.

         Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee:

•	issued the guarantee to delay, hinder or defraud present or future creditors; or

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee,

and at the time it issued the guarantee:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged or about to engage in a business or transaction for which the guarantor’s remaining unencumbered assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature.

         In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

         The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if, at the time it incurred the debt:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

         We cannot be sure as to the standards that a court would use to determine whether or not the subsidiary guarantors were solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the notes would not be voided or the guarantee of the notes would not be subordinated to that subsidiary guarantor’s other debt.

         If a case were to occur, any guarantee of the New Notes incurred by one or more of the subsidiary guarantors could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration.

         A court could thus void the obligations under the guarantee or subordinate the guarantee to the applicable guarantor’s other debt or take other action detrimental to holders of the New Notes.

We may repurchase our stock and reduce cash reserves and shareholders’ equity that is available for repayment of the New Notes.

         We have in the past repurchased, and expect to continue to repurchase, our stock in the open market or in privately negotiated transactions. As of September 30, 2004, we had authority to repurchase $84.6 million of our common stock. In the future, we may purchase our stock with cash or other assets of Manor Care. These purchases may be significant. Any purchase would reduce cash and shareholders’ equity that is available to pay the New Notes.

We may purchase or sell assets which may increase senior debt or reduce cash flow respectively.

         We frequently purchase and sell assets. Purchases may reduce cash or increase senior debt. We also sell assets, which may reduce our cash flow as earnings from sold operations are no longer available.

Future sales of our common stock may depress our stock price.

         Sales of a substantial number of shares of our common stock in the public market could depress the market price of the Notes or our common stock, or both, and impair our ability to raise capital though the sale of additional equity securities. Furthermore, as of December 31, 2003, we held approximately 8.1 million registered shares of our common stock in reserve for future issuance to our employees, directors and consultants pursuant to our stock option and restricted stock award programs.

We may issue additional equity securities, which would lead to dilution of our issued and outstanding common stock.

         The issuance of additional equity securities or securities convertible into equity securities would result in dilution of existing stockholders’ equity interest in us. We are authorized to issue, without stockholder approval, 5,000,000 shares of preferred stock, $.01 par value per share, in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our common stock. Our board of directors has the authority to issue, without the vote or action of stockholders, shares of preferred stock in one or more series, and has the ability to fix the rights, preferences, privileges and restrictions of any such series. Any such series of preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of our common stock. Our board of directors has no present intention of issuing any such preferred series, but reserves the right to do so in the future. In addition, we are authorized to issue, without stockholder approval, up to 300,000,000 shares of common stock, $.01 par value per share, of which 86,532,165 were outstanding as of September 30, 2004. We are also authorized to issue without stockholder approval, securities convertible in either common stock or preferred stock.

If Notes are not exchanged in the Offer, the inclusion of the common stock underlying the Old Notes would affect the Company’s earnings per share calculation.

         At the September 29-30, 2004 meeting of the Emerging Issues Task Force (“EITF”), the EITF concluded that issuers of contingently convertible notes must retroactively and prospectively report the earnings per share impact of their contingently convertible notes on an “if-converted” accounting basis, regardless of whether the contingencies to conversion of the notes have been met. The Old Notes are contingently convertible into shares of the Company’s common stock and so they are affected by the EITF’s decision. If there are Old Notes that remain outstanding as of the effective date of the EITF decision, the Company’s historical and future reporting of earnings per share would be impacted.

         In addition, holders of Old Notes have the right to require the Company to purchase their Old Notes upon the occurrence of a Fundamental Change or on certain future dates. Pursuant to the indenture relating to the Old Notes, the Company may pay the purchase price for the Old Notes in such instances in cash, shares of its common stock or a combination of cash and shares of its common stock. If the Old Notes are not exchanged in the Offer, recently proposed accounting rules may require that the Company include the underlying shares of such Old Notes in its earnings per share calculation.

The inclusion of the common stock underlying the New Notes may affect the Company’s earnings per share calculations.

         At the September 29-30, 2004 meeting of the EITF, the EITF concluded that issuers of contingently convertible notes must retroactively and prospectively report the earnings per share impact of their contingently convertible notes on an “if-converted” accounting basis, regardless of whether the contingencies to conversion of the notes have been met. The conversion value minus the principal returned on the New Notes will be contingently convertible into shares of the Company’s common stock and so the New Notes are affected by the EITF’s decision.

The market price of the New Notes could be significantly affected by the market price of our common stock and other factors.

         We expect that the market price of our New Notes will be significantly affected by the market price of our common stock. This may result in greater volatility in the market price of the New Notes than would be expected for nonconvertible debt securities. The market price of our common stock will likely continue to fluctuate in response to factors including the factors discussed elsewhere in this “Risk Factors” section and under the caption “Forward Looking Statements,” many of which are beyond our control.

The New Notes are not protected by restrictive covenants.

         The indenture governing the New Notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the New Notes in the event of a fundamental change involving Manor Care except to the extent described under “Description of New Notes—Fundamental Change Permits Holders to Require Us to Purchase New Notes.”

We may not have the ability to raise the funds necessary to purchase the New Notes upon a Fundamental Change or other purchase date, as required by the indenture governing the New Notes.

         On April 15, 2005, April 15, 2008, April 15, 2010, April 15, 2013 and April 15, 2018, holders of the New Notes may require us to purchase their New Notes for cash. In addition, holders may also require us to purchase their New Notes upon a Fundamental Change as described under “Description of New Notes— Fundamental Change Permits Holders to Require Us to Purchase New Notes.” A Fundamental Change may also constitute an Event of Default, and result in the acceleration of the maturity of our then-existing indebtedness, under another indenture or other agreement. We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay in cash the purchase price or Fundamental Change purchase price for the New Notes surrendered by the holders. Failure by us to purchase the New Notes when required will result in an Event of Default with respect to the New Notes. See “Description of New Notes—Event of Default.”

If an active market for the New Notes fails to develop or is not sustained, the trading price and liquidity of the New Notes could be materially and adversely affected.

         The New Notes are a new issue of securities for which there is currently no trading market. The liquidity of the trading market for the New Notes will depend in part on the level of participation of the holders of Old Notes in the Offer. The greater the participation in the Offer, the greater the liquidity of the trading market for the New Notes and the lesser the liquidity of any trading market for the Old Notes. We do not intend to list the New Notes on any national securities exchange or automated quotation system. Accordingly, we cannot predict whether an active trading market for the New Notes will develop or be sustained. If an active trading market for the New Notes fails to develop or be sustained, the trading price for the New Notes could fall.

If you do not exchange your Old Notes, there may be a substantially smaller public trading market for your Old Notes and the market price of your Old Notes may decline.

         If the Offer is consummated, the trading and the liquidity of the market for the Old Notes may be significantly limited. As a result, the unexchanged Old Notes may trade at a discount to the price at which they would trade if the transactions contemplated by this Offer to Exchange were not consummated, subject to the market for similar securities and other factors. We cannot assure you that an active market in the unexchanged Old Notes will exist or be maintained and we cannot assure you as to the prices at which the unexchanged Old Notes may be traded.

Our Board of Directors has not made a recommendation with regard to whether or not you should tender your Old Notes in the Offer nor has the Company obtained a third-party determination that the Offer is fair to holders of the Old Notes.

         We have designed the New Notes to have terms substantially similar to the Old Notes. The Offer has been approved by our board of directors. We are not, however, making a recommendation whether holders of Old Notes should exchange their notes. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders for purposes of negotiating the terms of the Offer and/or preparing a report concerning the fairness of the Offer. We cannot assure holders of the Old Notes that the value of the New Notes received in the Offer will in the future equal or exceed the value of the Old Notes tendered and we do not take a position as to whether you should participate in the Offer.

The U.S. federal income tax consequences of the exchange of the Old Notes for New Notes are unclear.

         We and each holder agree in the indenture governing the New Notes to treat the exchange of the Old Notes for New Notes as not constituting a significant modification of the terms of the Old Notes for U.S. federal income tax purposes. Accordingly, we and each holder will take the position that the exchange of Old Notes for New Notes should not be treated as an exchange of the Notes for U.S. federal income tax purposes. We cannot assure you that the Internal Revenue Service will agree with this position. If the exchange does not constitute an exchange of the Notes for U.S. federal income tax purposes, the New Notes will be treated as a continuation of the Old Notes, and holders generally should not recognize any gain or loss as a result of the exchange. If, contrary to this position, the exchange of Old Notes for New Notes does constitute an exchange of the Notes for U.S. federal income tax purposes, the tax consequences to holders could be materially different. For more information, see “Certain United States Federal Income Tax Consequences.”

Holders should consider the U.S. federal income tax consequences of owning the New Notes.

         We and each holder agree in the indenture governing the New Notes to treat the New Notes as indebtedness subject to the United States Treasury Regulations governing contingent payment debt instruments and to continue to accrue original issue discount at a rate of 7.34%, compounded semi-annually (subject to certain adjustments). Holders will be required to include amounts in income, as original issue discount, in advance of any cash payments on the New Notes, and to accrue interest on a constant yield to maturity basis at a rate of 7.34%, even though the New Notes have a significantly lower stated rate of interest. As a result, a U.S. holder will recognize taxable income significantly in excess of cash received while the New Notes are outstanding. In addition, a U.S. holder will recognize any gain realized on a sale, exchange, conversion, redemption or repurchase of the New Notes as ordinary income, rather than capital gain. In computing such gain, the amount realized by a U.S. holder will include, in the case of a conversion, the amount of cash and the fair market value of any shares of Company common stock received. We cannot assure you that the Internal Revenue Service will agree that the New Notes qualify as indebtedness subject to the contingent payment debt regulations. For more information, see “Certain United States Federal Income Tax Consequences.”

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our common stock is quoted on the New York Stock Exchange under the symbol “HCR”. The following table sets forth, for the periods indicated, the range of high and low sale prices for our common stock. On November 2, 2004 the last reported sale price for our common stock was $32.43 per share.

	Common Stock Price

	Low	High

Year ended 2002
First Quarter	$18.43	$23.50
Second Quarter	22.20	27.10
Third Quarter	17.83	23.80
Fourth Quarter	16.24	22.61
Year ended 2003
First Quarter	17.19	20.48
Second Quarter	18.87	26.20
Third Quarter	24.63	30.14
Fourth Quarter	30.92	35.83
Year ending 2004
First Quarter	32.44	37.25
Second Quarter	30.28	35.94
Third Quarter	29.20	32.75

         On September 30, 2004, we had approximately 2,500 stockholders of record. As of September 30, 2004, approximately 90 percent of our outstanding shares were registered in the name of The Depository Trust Company, or Cede & Co., which held these shares on behalf of several hundred brokerage firms, banks and other financial institutions. We estimate that the shares attributed to these financial institutions represent the interests of more than 30,000 beneficial owners including employees’ interests in our 401(k) plan.

         We will pay a quarterly cash dividend of 14.0 cents per share of common stock on November 22, 2004. We currently declare and pay regular quarterly cash dividends; however, there can be no assurance that any such dividends will be declared or paid in the future. The payment and the amount of dividends in the future will be subject to the discretion of our board of directors and will depend on general business conditions, legal restrictions on the payment of dividends, and other factors, including compliance with covenants in our senior revolving credit facility.

Ratio of Earnings to Fixed Charges

         The following table presents the Company’s historical ratios of earnings to fixed charges for the nine months ended September 30, 2004 and 2003 and for the years ended December 31 of the dates indicated:

Nine months ended September 30,			Year Ended December 31,
	2004	2003	2003	2002	2001	2000	1999 (1)

Ratio of earnings to fixed charges	4.6x	4.2x	4.4x	5.1x	2.9x	1.7x	—

(1)	No fixed charge coverage ratio result is shown for 1999 because earnings are insufficient to cover fixed charges by $108.8 million.

         Earnings in the ratio of earnings to fixed charges represent the Company’s income from continuing operations before taxes and minority interest that have been adjusted to exclude (i) the effect of any fixed charges that reduced such earnings and (ii) the undistributed income or losses of affiliates accounted for by the equity method, except for losses of equity method affiliates whose debt is guaranteed by the Company.

         Fixed charges include interest expense, whether or not classified as such in the earnings statement, as well as the portion of rental expense that is estimated to represent the interest portion (approximately 40%). Interest expense includes capitalized interest, interest on guaranteed debt of an equity method affiliate that is incurring losses, interest on the Company’s loans against the cash surrender value of corporate owned life insurance and costs associated with early extinguishment of debt.

CAPITALIZATION

         The following table sets forth our cash and cash equivalents and capitalization as adjusted to give effect to the Offer, assuming all Old Notes are exchanged for New Notes. You should read this table in conjunction with our financial statements and accompanying notes included in our 2003 Annual Report filed on Form 10-K, the management’s discussion analysis and results of operations section included in our 2003 Annual Report on Form 10-K and the consolidated financial statements and accompanying notes included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004, all incorporated into this Offer to Exchange by reference.

	As of September 30, 2004

	Actual	Adjusted

	(dollars in thousands)
Cash and cash equivalents (1)	$25,786	$25,236

Total debt (including current portion of long-term debt):
Three year $200.0 million revolving credit agreement	$—	$—
7 1/2% senior notes due 2006 (2)	98,325	98,325
8 % senior notes due 2008 (3)	147,296	147,296
6.25% senior notes due 2013 (4)	199,464	199,464
Old Notes	100,000	—
New Notes	—	100,000
Industrial revenue bonds	5,826	5,826
Capital lease obligations	4,816	4,816

Total debt	$555,727	$555,727

Shareholders’ equity
Preferred stock, $.01 par value, 5 million shares authorized	$—	$—
Common stock, $.01 par value, 300 million shares authorized, 111 million shares issued	1,110	1,110
Capital in excess of par value	363,203	363,203
Retained earnings (5)	1,172,682	1,172,494
Accumulated other comprehensive loss	(1,170)	(1,170)
Treasury stock, at cost, 24.5 million shares	(566,205)	(566,205)

Total shareholders’ equity	$969,620	$969,432

Total capitalization	$1,525,347	$1,525,159

(1)	Adjusted to give pro forma effect to cash paid of $300,000 for fees and expenses and $250,000 for the one time exchange fee.

(2)	Net of unamortized discount of $67,000 and fair value adjustment related to interest rate swap of $1,608,000.

(3)	Net of fair value adjustment related to interest rate swap of $2,704,000.

(4)	Net of unamortized discount of $536,000.

(5)	Retained earnings has been adjusted to include the after-tax effect of the fees and expenses.

THE OFFER TO EXCHANGE

Purpose of the Offer

         Because of recent accounting changes that would otherwise require Manor Care to include underlying shares of common stock of the Old Notes in its earning per share calculations, Manor Care is offering to exchange Old Notes for New Notes with a net share settlement mechanism.

         Net share settle provisions: with this Offer, we will be able to reduce the number of shares we would need to issue under certain conversion scenarios by substituting cash for the principal value portion of the conversion value.

         In addition, if the Company undergoes a Fundamental Change (as defined herein) or upon certain specified dates (as described under “—Purchase of New Notes By Us at the Option of the Holder”) holders of notes will have the option to require us to purchase all or any portion of their outstanding notes. Under the New Notes, the purchase price to be paid by the Company in these instances, will be paid in cash.

         The Offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

         NONE OF THE COMPANY, OUR BOARD OF DIRECTORS AND OFFICERS NOR ANY OTHER REPRESENTATIVE OF THE COMPANY MAKES ANY RECOMMENDATION TO THE HOLDERS OF OLD NOTES AS TO WHETHER OR NOT TO TENDER ALL OR ANY PORTION OF THE PRINCIPAL AMOUNT OF THEIR OLD NOTES. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OLD NOTES AND, IF SO, THE AMOUNT OF OLD NOTES TO TENDER. NO OFFICER, DIRECTOR OR AFFILIATE OF THE COMPANY BENEFICIALLY OWNS ANY OF THE OLD NOTES.

Terms of the Offer; Period for Tendering

         This Offer to Exchange and the related Letter of Transmittal contain the terms and conditions of the Offer. Upon the terms and subject to the conditions included in this Offer to Exchange and in the related Letter of Transmittal, which together are the Offer, we will accept for exchange Old Notes which are properly tendered prior to the Expiration Date, unless you have previously withdrawn them.

•	When you tender to us Old Notes as provided below, our acceptance of the Old Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this Offer to Exchange and in the related Letter of Transmittal.

•	For each $1,000 principal amount of Old Notes you tender and that is accepted by us in the Offer, we will give you $1,000 principal amount of New Notes and an Exchange Fee.

•	Any validly tendered Old Notes accepted for exchange in the Offer will be retired and will not be reissuable.

•	You may tender all, some or none of your existing Old Notes.

•	Our obligation to accept Old Notes for exchange in the Offer is subject to the conditions described under “—Conditions to the Offer.”

•	The Offer expires at 12:00 midnight, New York City time, on Wednesday December 1, 2004. We may, however, in our sole discretion, extend the period of time for which the Offer is open. References in this Offer to Exchange to the Expiration Date mean 12:00 midnight, New York City time, on Wednesday December 1, 2004 or, if extended by us, the latest date to which the Offer is extended.

•	We will keep the Offer open for 20 business days, or longer if required by applicable law, including the date hereof. We are sending this Offer to Exchange, together with the related Letter of Transmittal, on or about the date of this Offer to Exchange to all of the registered holders of Old Notes at their addresses listed in the trustee’s security register with respect to the Old Notes.

•	We expressly reserve the right, at any time, to extend the period of time during which the Offer is open, and thereby delay acceptance of any Old Notes, by giving oral or written notice of an extension to the Exchange Agent and notice of that extension to the holders as described below. During any extension, all Old Notes previously tendered will remain subject to the Offer unless withdrawal rights are exercised. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the Offer.

•	We expressly reserve the right to amend or terminate the Offer at any time prior to the Expiration Date, and not to accept for exchange any Old Notes that we have not yet accepted for exchange, if any of the conditions of the Offer specified below under “—Conditions to the Offer” are not satisfied.

•	We will give oral or written notice of any extension, amendment, waiver, termination or non-acceptance described above to holders of the Old Notes promptly. If we amend this Offer in any respect or waive any condition to the Offer, we will give written notice of the amendment or waiver to the Exchange Agent and will make a public announcement of the amendment or waiver promptly afterward. If we extend the Expiration Date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m. New York City time, on the next New York Stock Exchange trading day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcements other than by issuing a press release to the PR Newswire.

•	If we consider an amendment to the Offer to be material, or if we waive a material condition of the Offer, we will promptly disclose the amendment or waiver in a supplement to the Offer to Exchange, and if required by law, we will extend the Offer for a period of five to ten business days.

•	Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the Offer.

•	We intend to conduct the Offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the applicable rules and regulations of the SEC.

Important Reservation of Rights Regarding the Offer

         You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of Old Notes tendered for exchange, including the Letter of Transmittal and the instructions to such Letter of Transmittal, will be determined by us in our sole discretion and our determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes the acceptance of which might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities or conditions of the Offer as to any particular Old Notes either before or after the Expiration Date, including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Offer. If we waive a condition with respect to any particular holder of Old Notes, we will waive it for all holders of Old Notes. Unless we agree to waive any defect or irregularity in connection with the tender of Old Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Neither the Company, the Exchange Agent, the Information Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Conditions to the Offer

         We may not accept Old Notes for exchange and may take the actions listed below if, prior to the Expiration Date, any of the following events occur:

•	any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the Offer or otherwise relating in any manner to the Offer is instituted or threatened;

•	any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction shall have been proposed, enacted, enforced or deemed applicable to the Offer, any of which would or might restrain, prohibit or delay completion of the Offer or impair the contemplated benefits of the Offer to us. See “Purpose of the Offer”;

•	any of the following occurs and the adverse effect of such occurrence shall, in our reasonable judgment, be continuing:

C	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

C	any extraordinary or material adverse change in United States financial markets generally;

C	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

C	any limitation, whether or not mandatory, by any governmental entity on, or any other event that would reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions; or

C	a commencement of a war, act of terrorism or other national or international calamity directly or indirectly involving the United States, which would reasonably be expected to affect materially and adversely, or to delay materially, the completion of the Offer.

•	any of the situations described above existed at the time of commencement of the Offer and that situation deteriorates materially after commencement of the Offer;

•	any tender or exchange offer, other than this Offer by us, with respect to some or all of our outstanding common stock or any merger, acquisition or other business combination proposal involving us shall have been proposed, announced or made by any person or entity; or

•	any event or events occur that have resulted or may result, in our reasonable judgment, in an actual or threatened change in the business condition, income, operations, stock ownership or prospects of the Company and our subsidiaries, taken as a whole that, in our reasonable judgment, would have a material adverse effect on the Company.

If any of the above events occur, we may:

•	terminate the Offer and promptly return all tendered Old Notes to tendering noteholders;

•	extend the Offer, subject to the withdrawal rights described in “The Offer to Exchange—Withdrawal of Tenders” herein, and retain all tendered Old Notes until the extended Offer expires;

•	amend the terms of the Offer, which may result in an extension of the period of time for which the Offer is kept open; or

•	waive the unsatisfied condition, subject to any requirement to extend the period of time during which the Offer is open, and complete the Offer.

Legal Limitation

         The above conditions are for our sole benefit. We may assert these conditions with respect to all or any portion of the Offer regardless of the circumstances giving rise to them. We may waive, in our discretion, any condition, in whole or in part, at any time prior to the Expiration Date of the Offer. Our failure at any time to exercise our rights under any of the above conditions does not represent a waiver of these rights. Each right is an ongoing right that may be asserted at any time prior to the Expiration Date of the Offer. Any determination by us concerning the conditions described above will be final and binding upon all parties.

         If a stop order issued by the SEC is threatened or in effect with respect to the qualification of the Indenture governing the New Notes under the Trust Indenture Act, we will not:

•	accept for exchange any Old Notes tendered; or

•	issue any New Notes in exchange for Old Notes.

Procedures for Tendering Old Notes

  Tender of Old Notes Held Through a Custodian

         If you are a beneficial owner of Old Notes that are held of record by a custodian bank, depository institution, broker, dealer, trust company or other nominee, you must instruct the custodian to tender the Old Notes on your behalf. Your custodian will provide you with its instruction letter which you must use to give these instructions.

  Tender of Old Notes Held Through DTC

         To effectively tender Old Notes that are held through DTC, DTC participants should transmit their acceptance through the Automated Tender Offer Program, or ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent’s message to the Exchange Agent for its acceptance. Delivery of tendered Old Notes must be made to the Exchange Agent pursuant to the book-entry delivery procedures set forth below or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below. No Letters of Transmittal will be required to tender Old Notes through ATOP.

         In addition, the Exchange Agent must receive:

•	an electronic confirmation pursuant to DTC’s ATOP system indicating the aggregate principal amount of Old Notes to be tendered and any other documents required by the Letter of Transmittal; and

•	prior to the Expiration Date, a confirmation of book-entry transfer of such Old Notes into the Exchange Agent’s account at DTC, in accordance with the procedure for book-entry transfer described below; or

•	the holder must comply with the guaranteed delivery procedures described below.

         Your Old Notes must be tendered by book-entry transfer. The Exchange Agent will establish an account with respect to the Old Notes at DTC for purposes of the Offer within two business days after the commencement of the Offer. Any financial institution that is a participant in DTC must make book-entry delivery of the Old Notes by having DTC transfer such Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer. Although your Old Notes will be tendered through the DTC facility, the Letter of Transmittal, or facsimile, or an electronic confirmation pursuant to DTC’s ATOP system, with any required signature guarantees and any other required documents must be transmitted to and received or confirmed by the Exchange Agent at its address set forth on the back cover of this Offer to Exchange.

         You or your broker must ensure that the Exchange Agent receives an agent’s message from DTC confirming the book-entry transfer of your Old Notes. An agent’s message is a message transmitted by DTC and received by the Exchange Agent that forms a part of the book-entry confirmation that states that DTC has received an express acknowledgment from the DTC participant tendering the Old Notes that such participant agrees to be bound by the terms of the Letter of Transmittal.

         Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.

         If you are an institution that is a participant in DTC’s book-entry transfer facility, you should follow the same procedures that are applicable to persons holding Old Notes through a financial institution.

         Do not send Letters of Transmittal or other Offer documents to us.

         It is your responsibility to provide all necessary materials to the Exchange Agent before the Expiration Date. If the Exchange Agent does not receive all of the required materials before the Expiration Date, your Old Notes will not be validly tendered.

         We will have accepted the validity of tendered Old Notes if and when we give oral or written notice to the Exchange Agent. The Exchange Agent will act as the new trustee’s agent for purposes of receiving the New Notes from us. If we do not accept any tendered Old Notes for exchange because of an invalid tender or the occurrence of any other event, the Exchange Agent will return those Old Notes to you, without expense, promptly after the Expiration Date via book-entry transfer through DTC.

Guaranteed Delivery Procedures

         If you desire to tender your Old Notes and you cannot complete the procedures for book-entry transfer set forth above on a timely basis, you may still tender your Old Notes if:

•	your tender is made through an eligible institution;

•	prior to the Expiration Date, the Exchange Agent receives from the eligible institution a properly completed and duly executed Letter of Transmittal, or a facsimile of such Letter of Transmittal or an electronic confirmation pursuant to DTC’s ATOP system, and notice of guaranteed delivery, substantially in the form provided by us, by facsimile transmission, mail or hand delivery, that:

C	sets forth the name and address of the holder of Old Notes and the principal amount of Old Notes tendered;

C	states that the tender is being made thereby; and

C	guarantees that within three New York Stock Exchange trading days after the Expiration Date a book-entry confirmation and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with the Exchange Agent.

Acceptance of Old Notes and Delivery of New Notes

         If all of the conditions to the Offer are satisfied or waived prior to the Expiration Date, we will accept all Old Notes properly tendered and not withdrawn as of the Expiration Date and will issue the New Notes and pay an Exchange Fee promptly after the Expiration Date. See “—Conditions to the Offer”. For purposes of the Offer, our giving of oral or written notice of our acceptance to the Exchange Agent will be considered our acceptance of the Offer.

         In all cases, we will issue New Notes in exchange for Old Notes that are accepted for exchange only after timely receipt by the Exchange Agent of:

•	a book-entry confirmation of transfer of Old Notes into the Exchange Agent’s account at DTC using the book-entry transfer procedures described above;

•	properly completed and duly executed Letter of Transmittal or an electronic confirmation of the submitting holder’s acceptance through DTC’s ATOP system; and

•	any other required documents.

         The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from us, and will make the exchange on, or promptly after, the Expiration Date. Following this exchange the holders in whose names the New Notes will be issuable upon exchange will be deemed the holders of record of the New Notes.

         The reasons we may not accept tendered Old Notes include:

•	the Old Notes were not validly tendered pursuant to the procedures for tendering; See “—Procedures for Tendering Old Notes”;

•	we determine in our reasonable discretion that any of the conditions to the Offer have not been satisfied prior to the Expiration Date; See “—Conditions to the Offer”;

•	holder has validly withdrawn a tender of Old Notes; See “—Withdrawal of Tenders”; or

•	we have, prior to the Expiration Date of the Offer, delayed or terminated the Offer; See “—Terms of the Offer; Period for Tendering”.

         If we do not accept any tendered Old Notes for any reason included in the terms and conditions of the Offer, we will return any unaccepted or non-exchanged Old Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC using the book-entry transfer procedures described above, and non-exchanged Old Notes will be credited to an account maintained with DTC promptly after the expiration or termination of the Offer.

         Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the Offer will remain outstanding and remain subject to the indenture governing the Old Notes.

         Any validly tendered Old Notes accepted for exchange in the Offer will be retired and will not be reissuable.

Consequences of Not Exchanging Old Notes

         If the Offer is consummated, Old Notes that are not tendered, or are tendered but not accepted in the Offer, will remain outstanding. Accordingly, interest thereon will continue to accrue in accordance with their terms, and the Old Notes will continue to have the benefit of the indenture governing the unexchanged Old Notes but not the benefit of the Indenture governing the New Notes. However, any trading market for unexchanged Old Notes could become significantly limited due to the reduction in the amount of Old Notes outstanding after completion of the Offer, which may adversely affect the market price and price volatility of the Old Notes. See “Risk Factors”.

Withdrawal of Tenders

         You may withdraw your tender of Old Notes at any time prior to 12:00 midnight, New York City time, on the Expiration Date, or any subsequent date to which we extend it. Holders who wish to exercise their right of withdrawal with respect to the Offer must give written notice of withdrawal delivered by mail, hand delivery or facsimile transmission, which notice must be received by the Exchange Agent on or prior to 12:00 midnight, New York City time, on the Expiration Date at its address set forth on the back cover of this Offer to Exchange. In order to be valid, a notice of withdrawal must:

•	specify the name of the person who tendered the Old Notes to be withdrawn;

•	specify the aggregate amount of Old Notes to be withdrawn, if not all of the Old Notes are tendered by the holder;

•	contain a statement that you are withdrawing your election to have your Old Notes exchanged; and

•	specify, on the notice of withdrawal, the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility, if you tendered your Old Notes in accordance with the procedure for book-entry transfer described above.

         A valid withdrawal of tendered Old Notes on or prior to the Expiration Date shall be deemed a valid revocation of the tender of Old Notes. Properly withdrawn Old Notes may be retendered by following the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to 12:00 midnight, New York City time, on the Expiration Date.

         Tenders of any Old Notes will automatically be withdrawn if the Offer is terminated without any such Old Notes being exchanged thereunder or otherwise provided herein. In the event of termination of the Offer, the Old Notes tendered pursuant to the Offer will be returned to the tendering holder promptly. If we are delayed in our acceptance for exchange of any Old Notes or if we are unable to accept for exchange Old Notes pursuant to the Offer for any reason, then, without prejudice to our rights hereunder, tendered Old Notes may be retained by the Exchange Agent on our behalf, and may not be withdrawn, subject to Rule 14e-1 of the Exchange Act, which requires that an offeror pay the consideration offered or return the Old Notes deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer, except as otherwise provided in this section.

         Any attempted withdrawal of previously tendered Old Notes other than in accordance with the provisions described above will not constitute a valid withdrawal of such tender.

         All questions as to form and validity (including time of receipt) of any delivery or revocation of a tender will be determined by us, in our sole discretion, which determination will be final and binding.

None of us, the Exchange Agent, the Information Agent, the trustee or any other person will be under any duty to give notification of any defect or irregularity in any delivery or revocation of a tender or incur any liability for failure to give any such notification.

Exchange Agent

         Global Bondholder Services Corporation has been appointed to act as the exchange agent for the Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at the addresses set forth on the back cover of this offering circular. Questions and requests for assistance, requests for additional copies of this Offer to Exchange or of the Letter of Transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent at the address set forth on the back cover of this Offer to Exchange.

         Global Bondholder Services Corporation will assist us with the distribution of this Offer to Exchange and the other exchange materials. The Exchange Agent will receive customary compensation for its services, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against liabilities in connection with its services, including liabilities under the federal securities laws. The Exchange Agent has not been retained to make solicitations or recommendations. The fees received by the Exchange Agent will not be based on the aggregate principal amount of Old Notes tendered in the Offer.

Fees and Expenses

         We will pay the reasonable and customary fees and reasonable out-of-pocket expenses of Global Bondholder Services Corporation in its capacity as Exchange Agent and Information Agent. In addition, we will pay the reasonable legal, accounting, and trustee-related fees and expenses. We will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Old Notes under the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Transfer Taxes

         Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Offer be returned to, a person other than the registered tendering holder, will be responsible for the payment of any applicable transfer tax.

DESCRIPTION OF NEW NOTES

         The New Notes will be issued under an Indenture between Manor Care, Inc. and U.S. Bank Trust National Association, as trustee. The following description is only a summary of the material provisions of the Indenture and the New Notes. We urge you to read the Indenture and the New Notes in their entirety because they, and not this description, define your rights as a holder of the New Notes. You may request copies of these documents at our address shown under “Where You Can Find More Information.” The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended. For purposes of this section, references to “we,” “us,” “ours,” the “Company,” and “Manor Care” include only Manor Care, Inc. and not its subsidiaries.

General

         The New Notes:

•	are general unsecured, senior obligations of the Company;

•	are limited to an aggregate principal amount of up to $100.0 million;

•	mature on April 15, 2023;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	are represented by two registered notes in global form;

•	rank equally in right of payment to any future unsecured senior debt of the Company; and

•	are unconditionally guaranteed on a senior basis by each subsidiary of the Company that has guaranteed the 7 1/2% Senior Notes due 2006 (“2006 Notes”) issued by Manor Care of America, Inc. (“MCA”), the 8% Senior Notes due 2008 (“2008 Notes”) issued by the Company, the 6.25% Senior Notes due 2013 (“2013 Notes”) issued by the Company, such Old Notes that remain outstanding because they are not exchanged pursuant to this Offer to Exchange (the “Remaining Old Notes”), and the Credit Agreement, dated as of April 21, 2003 and as amended on February 11, 2004, between the Company and certain lenders (the “Senior Credit Agreement”).

         Subject to fulfillment of certain conditions described below, the New Notes may be converted into shares of our common stock initially at an initial conversion price of $31.12 per share of common stock (equivalent to an initial conversion rate of approximately 32.1337 shares of common stock per $1,000 principal amount of notes). The conversion price is subject to adjustment if certain events occur. Upon conversion, you will receive cash, and, if applicable, shares of our common stock. You will not receive any cash payment for interest accrued to the conversion date.

Payments on the New Notes; Paying Agent and Registrar

         We will pay principal of and interest on, including any contingent interest, the New Notes at the office or agency designated by the Company in the Borough of Manhattan, The City of New York, except that we may, at our option, pay interest on the New Notes by check mailed to holders of the New Notes at their registered address as it appears in the registrar’s books. To effectuate certain of our obligations under the New Notes, we have initially designated U.S. Bank Trust National Association as our paying agent and registrar and its agency in New York, New York as a place where New Notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the New Notes, and the Company may act as paying agent or registrar.

         We will pay principal of and interest on (including any contingent interest), the New Notes in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note.

Transfer and Exchange

         A holder of New Notes may transfer or exchange New Notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by the Company, the trustee or the registrar for any registration of transfer or exchange of Notes, but the Company may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted, by the indenture. The Company is not required to transfer or exchange any New Note selected for redemption. Also, the Company is not required to register any transfer or exchange of any New Note for a period of 15 days before New Notes are selected for redemption.

General

         The registered holder of a New Note will be treated as the owner of it for all purposes.

         The Company does not intend to list the New Notes on a national securities exchange.

         The indenture does not limit the amount of debt which may be issued by the Company or its subsidiaries under the indenture or otherwise. The Company and MCA have issued, and are permitted to continue to issue, additional series of debt securities under the other indentures to which it is a party, including the indenture, dated as of June 4, 1996, between MCA and Wilmington Trust Company, as trustee for the 2006 Notes, the indenture, dated as of March 8, 2001, between the Company and U.S. Bank Trust National Association (successor to National City Bank), as trustee for the 2008 Notes, the indenture, dated as of April 15, 2003, between the Company and U.S. Bank Trust National Association (successor to National City Bank), as trustee for the 2013 Notes, and the indenture, dated as of April 15, 2003, between the Company and U.S. Bank Trust National Association (successor to National City Bank), as trustee, for the Remaining Old Notes.

         Other than restrictions described under “Fundamental Change Permits Holders to Require Us to Purchase New Notes” and “Consolidation, Merger and Sale of Assets” below, the indenture does not contain any covenants or other provisions designed to afford holders of the New Notes protection in the event of a highly leveraged transaction involving the Company or in the event of a decline in the credit rating of the Company as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving the Company that could adversely affect such holders.

Interest

         The New Notes will accrue interest at a rate of 2.125% per year on the principal amount from the most recent payment date on which interest was paid on the Old Notes, payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2005. Effective from the most recent interest payment date on the Old Notes through December 31, 2008 only, the interest rate borne by the New Notes will be increased from 2.125% to 2.625%. The New Notes will be issued only in denominations of $1,000 principal amount and integral multiples of $1,000 principal amount.

         Interest will be paid to the person in whose name a New Note is registered at the close of business on April 1 or October 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the New Notes will be computed on the basis of a 360-day year composed of twelve 30-day months. In addition, we will pay contingent interest under the circumstances described in “— Contingent Interest” below.

Contingent Interest

         Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of New Notes during any six-month period from April 15 to October 14 and from October 15 to April 14, commencing with the six-month period beginning April 15, 2010, if the Average Note Price (as defined below) for the Applicable Five Trading Day Period (as defined below) equals 120% or more of the principal amount of such notes. We will pay contingent interest only in cash. “Applicable Five Trading Day Period” means the five trading days ending on the second trading day immediately preceding the first day of the relevant six-month period.

         The amount of contingent interest payable per New Note in respect of any six-month period will equal .25% of the average Note Price for the Applicable Five Trading Day Period.

         Contingent interest, if any, will accrue from April 15 or October 15, as applicable, and will be payable on the next succeeding October 15 or April 15 interest payment date, as the case may be. Contingent interest will be paid to the person in whose name a New Note is registered at the close of business on April 1 or October 1, as the case may be, immediately preceding the relevant interest payment date on which contingent interest is payable. For information on your obligation to accrue original issue discount on your New Notes, see “Certain United States Federal Income Tax Consequences.”

         For financial accounting purposes, our obligation to pay contingent interest on the New Notes will constitute an embedded derivative, the initial value of which is not material to our consolidated financial position. Any material changes in its value will be reflected in our future income statements in accordance with Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities.”

         “Trading day” means a day on which our common stock

•	is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business, and

•	has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the common stock.

         The “Note Price” on any date of determination means the average of the secondary market bid quotations per New Note obtained by the bid solicitation agent for $10.0 million principal amount of notes at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated securities dealers we select, provided that if:

•	at least three such bids are not obtained by the bid solicitation agent, or

•	in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the notes,

then the Note Price will equal (a) the then applicable conversion rate of the New Notes multiplied by (b) the average last reported sale price (as defined under “— Conversion Rights”) of our common stock for the last five trading days ending on such determination date.

         Upon determination of the actual number of shares of our common stock to be paid upon determination that holders will be entitled to receive contingent interest for an interest period, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing this information or publish the information on our Web site or through such other public medium as we may use at that time.

Ranking

         The New Notes will be general unsecured obligations of the Company that rank senior in right of payment to all existing and future debt that is expressly subordinated in right of payment to the New Notes. The New Notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated. The New Notes will effectively rank junior to any secured indebtedness of the Company and similarly the subsidiary guarantees will rank junior to any secured indebtedness of the subsidiary guarantors, in each case to the extent of the assets securing such indebtedness. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company that secure secured debt will be available to pay obligations on the New Notes only after all debt under such secured debt has been repaid in full from such assets. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the New Notes then outstanding. The guarantees of the New Notes will have a similar ranking with respect to secured and unsecured senior debt of the subsidiary guarantors as the New Notes do with respect to secured and unsecured senior debt of the Company as well as with respect to any unsecured obligations expressly subordinated in right of payment to the guarantees.

         For the year ended December 31, 2003, our non-guarantor subsidiaries represented less than 3.0% of our revenues, assets and income before income taxes.

         At December 31, 2003, our total consolidated indebtedness was $661.2 million. As of September 30, 2004, our total consolidated indebtedness was $555.7 million.

         As of September 30, 2004, we had approximately $156.1 million available under the Senior Credit Agreement.

         In addition to the guarantees of indebtedness under our senior revolving credit facility, the 2006 Notes, the 2008 Notes, 2013 Notes and the Remaining Old Notes, our subsidiaries had additional indebtedness of $10.6 million as of September 30, 2004, consisting of industrial revenue bonds and other liabilities. Each subsidiary guarantee of the New Notes will be effectively subordinated to all secured debt of the relevant subsidiary guarantor to the extent of the value of the assets securing that debt, substantially all of which was secured. The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to comply with the provision of the New Notes that provides that upon a Fundamental Change each holder may require us to repurchase all or a portion of the New Notes.

Subsidiary Guarantees

         The subsidiary guarantors will, jointly and severally, unconditionally guarantee the Company’s payment obligations under the New Notes. Each subsidiary guarantee will rank equally in right of payment with all existing and future liabilities of subsidiary guarantors that are not subordinated. Each subsidiary guarantee will effectively rank junior to any secured indebtedness of its respective subsidiary guarantor to the extent of the value of the assets securing such indebtedness. The subsidiary guarantees with respect to a New Note will automatically terminate immediately prior to such New Note’s conversion.

         The obligations of each subsidiary guarantor under its subsidiary guarantee will be limited as necessary to prevent that subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

         In the event a subsidiary guarantor is sold or disposed of (whether by merger, consolidation, the sale of its capital stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the subsidiary guarantor is the surviving corporation in such transaction to a person which is not the Company or a subsidiary of the Company, then (x) with respect to subsidiary guarantors other than MCA, each such subsidiary guarantor will be released from obligations under its subsidiary guarantee if all the obligations of such subsidiary guarantor under the Senior Credit Agreement, the 2006 Notes, the 2008 Notes, the 2013 Notes, the Remaining Old Notes and related documentation terminate upon consummation of such transaction and (y) with respect to MCA, MCA will be released from its obligations under its subsidiary guarantee if the Company and its remaining subsidiaries are not liable with respect to any debt of MCA.

Optional Redemption

         No sinking fund is provided for the New Notes. Prior to April 15, 2010, the New Notes will not be redeemable. On or after April 15, 2010, we may redeem for cash all or part of the New Notes at any time, upon not less than 30 nor more than 60 days’ notice before the redemption date by mail to the trustee, the paying agent and each holder of New Notes, for a price equal to 100% of the principal amount of the New Notes to be redeemed plus any accrued and unpaid interest, including any contingent interest and any additional amounts, to but excluding the redemption date.

         If we decide to redeem fewer than all of the outstanding New Notes, the trustee will select the New Notes to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.

         If the trustee selects a portion of your New Note for partial redemption and you convert a portion of the same New Note, the converted portion will be deemed to be from the portion selected for redemption.

         In the event of any redemption in part, we will not be required to:

•	issue, register the transfer of or exchange any New Note during a period of 15 days before the mailing of the redemption notice; or

•	register the transfer of or exchange any New Note so selected for redemption, in whole or in part, except the unredeemed portion of any New Note being redeemed in part.

Conversion Rights

         Subject to the conditions described under the headings “— Conversion Upon Satisfaction of Sale Price Condition”, “— Conversion Upon Redemption”, “— Conversion Upon Specified Corporate Transactions”, “— Conversion Upon Credit Ratings Event” and “— Conversion Price Adjustments”, holders may convert each of their New Notes into cash and, if applicable, shares of our common stock initially at an initial conversion price of $31.12 (this represents an initial conversion rate of approximately 32.1337 shares per $1,000 principal amount of New Notes) at any time prior to the close of business on April 15, 2023. The conversion price and the equivalent conversion rate in effect at any given time are referred to as the “applicable conversion price” and the “applicable conversion rate,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s New Notes so long as the notes converted are an integral multiple of $1,000 principal amount.

         You will not receive any cash payment representing accrued and unpaid interest (including any contingent interest) upon conversion of a New Note. Instead, upon conversion we will deliver to you, per $1,000 principal amount of New Notes, cash and, if applicable, shares of our common stock, the aggregate value of which (“Conversion Value”) will be equal to the product of:

1.	the applicable conversion rate; and

2.	the average of the common stock prices for the five consecutive trading days (appropriately adjusted to take into account the occurrence during such period of stock splits and similar events) beginning on the second trading day immediately following the day the New Notes are surrendered for conversion (“Five Day Average Closing Stock Price”).

         Subject to certain exceptions described below and except for conversions described under “—Conversion Upon Specified Corporate Transactions”, “— Conversion Upon Credit Ratings Event”, and “— Conversion Upon Satisfaction of the Sale Price Condition”, we will deliver the Conversion Value of the New Notes surrendered for conversion to converting holders as follows:

1.	an amount in cash (the “Principal Return”) equal to the lesser of (a) the aggregate Conversion Value of the New Notes to be converted and (b) the aggregate principal amount of the New Notes to be converted;

2.	if the aggregate Conversion Value of the New Notes to be converted is greater than the Principal Return, an amount in whole shares (the “Net Shares”), determined as set forth below, equal to such aggregate Conversion Value less the Principal Return (the “Net Share Amount”); and

3.	an amount in cash in lieu of any fractional shares of common stock.

         The number of Net Shares to be paid will be determined by dividing the Net Share Amount by the Five Day Average Closing Stock Price. The cash payment for fractional shares also will be based on the Five Day Average Closing Stock Price.

         The Conversion Value, Principal Return, Net Share Amount and the number of Net Shares will be determined by us at the end of the five consecutive trading day period beginning on the second trading day immediately following the day the New Notes are surrendered for conversion (the “Determination Date”).

         We will pay the Principal Return and cash in lieu of fractional shares and deliver the Net Shares, if any, as promptly as practicable after the Determination Date, but in no event later than four business days thereafter.

         Delivery of the Principal Return, Net Shares and cash in lieu of fractional shares will be deemed to satisfy our obligation to pay the principal amount of the New Notes and accrued interest payable on the New Notes, except as described below. Accrued interest will be deemed paid in full rather than canceled, extinguished or forfeited. We will not adjust the conversion price to account for accrued interest (including contingent interest).

         Except as described in this paragraph, no holder of New Notes will be entitled, upon conversion of the New Notes, to any actual payment or adjustment on account of accrued but unpaid interest on a converted New Note, or on account of dividends or distributions on shares of our common stock issued in connection with the conversion. If New Notes are converted after a regular record date and prior to the opening of business on the next interest payment date, including the date of maturity, holders of such New Notes at the close of business on the regular record date will receive the interest payable on such New Notes on the corresponding interest payment date notwithstanding the conversion. In such event, when the holder surrenders the New Note for conversion, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date on the principal amount to be converted. The foregoing sentence shall not apply to New Notes called for redemption on a redemption date within the period between the close of business on the record date and the opening of business on the interest payment date, or to New Notes surrendered for conversion on the interest payment date.

         Holders of New Notes at the close of business on a contingent interest record date will receive payment of contingent interest payable on the corresponding contingent interest payment date notwithstanding the conversion of such New Notes at any time after the close of business on such contingent interest record date. If we are required to pay contingent interest, New Notes surrendered for conversion by a holder during the period from the close of business on any contingent interest record date to the opening of business on the next contingent interest payment date, except for New Notes to be redeemed on a date within this period or on the next contingent interest payment date, must be accompanied by payment of an amount equal to the contingent interest that the holder is to receive on the New Notes.

         If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice in accordance with the provisions of the Indenture, together, if the New Notes are in certificated form, with the certificated security, to the trustee who will, on your behalf, convert the New Notes into cash and shares of our common stock. You may obtain copies of the required form of the conversion notice from the trustee. If a holder of a New Note has delivered notice of its election to have such New Note repurchased at the option of such holder on April 15 of 2005, 2008, 2010, 2013 and 2018 or as a result of a Fundamental Change, such New Note may be converted only if the notice of election is withdrawn as described under “— Purchase of New Notes By Us at the Option of the Holder” or “— Fundamental Change Permits Holders to Require Us to Purchase New Notes.”

         If a holder converts New Notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because the holder requests the shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

         The “common stock price” on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date for our common stock as reported in composite transactions on the principal national securities exchange or other quotation system on which our common stock is quoted or listed or admitted to trading on such day or, if our common stock is not quoted or listed or admitted to trading on a national securities exchange or quotation system, as reported by the National Quotation Bureau Incorporated, or similar generally accepted reporting service.

         A “trading day” means any regular or abbreviated trading day of The New York Stock Exchange.

         Holders may surrender their New Notes for conversion prior to stated maturity under the following circumstances.

Conversion Upon Satisfaction of Sale Price Condition

         A holder may surrender any of its New Notes for conversion if the average of the last reported sale prices of our common stock for the 20 trading days immediately prior to the conversion date is greater than or equal to 120% of the initial conversion price per share of common stock on such conversion date.

         The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market.

         If our common stock is not listed for trading on a United States national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.

         If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Conversion Upon Redemption

         If we redeem the New Notes, holders may convert New Notes at any time prior to the close of business on the business day prior to the redemption date, even if the New Notes are not otherwise convertible at such time.

Conversion Upon Specified Corporate Transactions

         If we elect to:

•	distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock at the time of the distribution; or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the last reported sale price of our common stock on the day preceding the declaration date for such distribution, we must notify the holders of the New Notes at least 20 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their New Notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place, even if the New Notes are not otherwise convertible at such time. The ex-dividend date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant dividend from the seller of the common stock to its buyer.

         In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender New Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a New Note will be changed into a right to convert it into the kind and amount of cash, securities or other property which the holder would have received if the holder had converted its New Notes immediately prior to the transaction. If we engage in any transaction described in the preceding sentence, the conversion price will not be adjusted. If the transaction also constitutes a Fundamental Change, as defined below, a holder can require us to purchase all or a portion of its New Notes as described below under “—Fundamental Change Permits Holders to Require Us to Purchase New Notes.”

Conversion Upon Credit Ratings Event

         A holder may convert New Notes into our common stock at any time after the credit ratings assigned to the New Notes by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services are lower than Ba3 and BB+, respectively, or the New Notes are no longer rated by at least one of these ratings services.

Conversion Price Adjustments

         The conversion price will be adjusted upon the occurrence of:

1.	the issuance of shares of our common stock as a dividend or distribution on our common stock;

2.	the subdivision or combination of our outstanding common stock;

3.	the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

4.	the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness of the Company or other assets, excluding:

•	dividends, distributions and rights or warrants referred to in clause 1 or 3 above;

•	dividends or distributions exclusively in cash referred to in clause 5 below; and

•	dividends or distributions exclusively in cash in an aggregate amount that together with all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment does not exceed an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution;

5.	the distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment exceeds an amount equal to 10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

6.	the purchase of our common stock pursuant to a tender offer made by the Company or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by the Company or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

         No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent (1%). Any adjustment not made will be taken into account in subsequent adjustments. Except as stated herein, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

         In the event of:

•	any reclassification of our common stock, or

•	a consolidation, merger or combination involving the Company, or

•	a sale or conveyance to another person of the property and assets of the Company as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of New Notes will generally be entitled thereafter to convert their New Notes into the same type of consideration received by common stock holders immediately prior to one of these types of events.

         We are permitted to reduce the conversion price of the New Notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in the best interest of the Company. We are required to give at least 15 days’ prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock or rights to purchase common stock in connection with a dividend or distribution of stock (or rights to acquire stock) or similar event.

         No adjustment to the conversion price need be made:

1.	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in shares of our common stock under any plan;

2.	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its subsidiaries;

3.	upon the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the New Notes were first issued;

4.	for a change in the par value or no par value of our common stock; or

5.	for accrued and unpaid interest (including any contingent interest or additional amounts).

         Holders of the New Notes may, in some circumstances, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price. See “Certain United States Federal Income Tax Consequences”.

         As used in this section “Description of New Notes,” the “market price” means the average of the last reported sale prices of our common stock for the 20 trading day period ending on the third business day prior to the applicable purchase date (including upon the occurrence of a Fundamental Change) or the date of determination (if the third business day prior to the applicable purchase date or the date of determination is a trading day, or if not, then on the last trading day prior to the third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the trading days during the 20 trading day period and ending on the applicable purchase date or the date of determination, of any event that would result in an adjustment of the conversion price under the indenture.

Purchase of New Notes By Us at the Option of the Holder

         Holders have the right to require us to purchase the New Notes on April 15, 2005, April 15, 2008, April 15, 2010, April 15, 2013 and April 15, 2018 (each, a “purchase date”). We will be required to purchase any outstanding New Notes for which a holder delivers a written purchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the relevant purchase date until the close of business on the fifth business day prior to the purchase date. If the purchase notice is given and withdrawn during such period, we will not be obligated to purchase the related New Notes. Our purchase obligation will be subject to some additional conditions as described in the indenture. Also, our ability to satisfy our purchase obligations may be affected by the factors described in “Risk Factors” under the caption “We may not have the ability to raise the funds necessary to purchase the New Notes upon a Fundamental Change or other purchase date, as required by the indenture governing the New Notes.”

         The purchase price payable will be equal to 100% of the principal amount of the New Notes to be purchased plus any accrued and unpaid interest, including any contingent interest and additional amounts, to such purchase date.

         Any New Notes purchased by us on the April 15, 2005, April 15, 2008, April 15, 2010, April 15, 2013 and April 15, 2018 purchase dates will be paid for in cash.

         On or before the 20th business day prior to each purchase date, we will provide to the trustee, the paying agent and to all holders of the New Notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating the procedures that holders must follow to require us to purchase their New Notes. Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

         A notice electing to require us to purchase your New Notes must state:

•	if certificated New Notes have been issued, the certificate numbers of the New Notes, or if not certificated, your notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of New Notes to be purchased, in integral multiples of $1,000; and

•	that the New Notes are to be purchased by us pursuant to the applicable provisions of the New Notes and the indenture.

         No New Notes may be purchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the purchase price of the New Notes.

         You may withdraw any purchase notice in whole or in part by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn New Notes;

•	if certificated New Notes have been issued, the certificate numbers of the withdrawn New Notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

         You must either effect book-entry transfer or deliver the New Notes, together with necessary endorsements, to the office of the paying agent after delivery of the purchase notice to receive payment of the purchase price. You will receive payment promptly following the later of the purchase date or the time of book-entry transfer or the delivery of the New Notes. If the paying agent holds money sufficient to pay the purchase price of the New Notes on the business day following the purchase date, then:

•	the New Notes will cease to be outstanding and interest, including any contingent interest, will cease to accrue (whether or not book-entry transfer of the New Notes is made or whether or not the New Note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the purchase price and previously accrued and unpaid interest (including any contingent interest) and additional amounts upon delivery or transfer of the notes).

Fundamental Change Permits Holders to Require Us to Purchase New Notes

         If a Fundamental Change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to purchase any or all of your New Notes, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the New Notes to be purchased plus accrued and unpaid interest, including contingent interest, to but excluding the Fundamental Change purchase date. We will pay the Fundamental Change purchase price in cash.

         A “Fundamental Change” will be deemed to have occurred at the time after the New Notes are originally issued that any of the following occurs:

1.	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner”, as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

2.	consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after such event shall not be a Fundamental Change;

3.	continuing directors cease to constitute at least a majority of our board of directors;

4.	the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

5.	our common stock ceases to be listed on a national securities exchange or quoted on the Nasdaq National Market or another established automated over-the-counter trading market in the United States.

A Fundamental Change will not be deemed to have occurred, however, if either:

1.	the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the announcement thereof, equals or exceeds 105% of the conversion price per share of common stock in effect on each of those trading days, or

2.	at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the Fundamental Change consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq National

Market or which will be so traded or quoted when issued or exchanged in connection with a Fundamental Change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the New Notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

         “Continuing director” means a director who either was a member of our board of directors on the date of this Offer to Exchange or who becomes a director of the Company subsequent to that date and whose election, appointment or nomination for election by our stockholders, is duly approved by a majority of the continuing directors on the board of directors of the Company at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire board of directors of the Company in which such individual is named as nominee for director.

         On or before the 20th day after the occurrence of a Fundamental Change, we will provide to all holders of the New Notes and the trustee and paying agent a notice of the occurrence of the Fundamental Change and of the resulting purchase right. Such notice shall state the procedures that holders must follow to require us to purchase their New Notes. Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in the City of New York or publish the information on our website or through such other public medium as we may use at that time.

         To exercise the purchase right, you must deliver, on or before the 35th day after the date of our notice of a Fundamental Change, subject to extension to comply with applicable law, the New Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled “Form of Fundamental Change Purchase Notice” on the reverse side of the notes duly completed, to the paying agent. Your purchase notice must state:

•	if certificated, the certificate numbers of your New Notes to be delivered for purchase;

•	the portion of the principal amount of New Notes to be purchased, which must be $1,000 or an integral multiple thereof;

         You may withdraw any purchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the Fundamental Change purchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn New Notes;

•	if certificated New Notes have been issued, the certificate numbers of the withdrawn New Notes, or if not certificated, your notice must comply with appropriate DTC procedures; and

•	the principal amount, if any, which remains subject to the purchase notice.

         We will be required to purchase the New Notes no later than 35 business days after the date of our notice of the occurrence of the relevant Fundamental Change subject to extension to comply with applicable law. You will receive payment of the Fundamental Change purchase price promptly following the later of the Fundamental Change purchase date or the time of book-entry transfer or the delivery of the New Notes. If the paying agent holds money or securities sufficient to pay the Fundamental Change purchase price of the New Notes on the business day following the Fundamental Change purchase date, then:

•	the New Notes will cease to be outstanding and interest, including any contingent interest and additional amounts, if any, will cease to accrue (whether or not book-entry transfer of the New Notes is made or whether or not the New Note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the Fundamental Change purchase price and previously accrued and unpaid interest (including any contingent interest) and additional amounts upon delivery or transfer of the New Notes).

         The purchase rights of the holders could discourage a potential acquirer of us. The Fundamental Change purchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

         The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the New Notes upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

         No New Notes may be purchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the Fundamental Change purchase price of the New Notes.

         The definition of Fundamental Change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the New Notes to require us to purchase its New Notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

         If a Fundamental Change were to occur, we may not have enough funds to pay the Fundamental Change purchase price. See “Risk Factors” under the caption “We may not have the ability to raise the funds necessary to purchase the New Notes upon a Fundamental Change or other purchase date, as required by the indenture governing the New Notes.” If we fail to purchase the New Notes when required following a Fundamental Change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

         The indenture provides that the Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not the Company) is a person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity (if not the Company) expressly assumes by supplemental indenture all the obligations of the Company under the New Notes and the indenture; and (ii) immediately after giving effect to such transaction, no event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, the Company under the indenture.

         Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a Fundamental Change permitting each holder to require us to purchase the New Notes of such holder as described above.

Future Subsidiary Guarantors

         After the Issue Date of the New Notes, we will cause each new subsidiary (other than a subsidiary that does not guarantee obligations under the Senior Credit Agreement, the 2006 Notes, the 2008 Notes, the 2013 Notes or the Remaining Old Notes) created or acquired by us or one or more of our subsidiaries to execute and deliver to the trustee a subsidiary guarantee to unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest on the New Notes on a senior basis. This provision will not apply to subsidiaries that do not guarantee the 2006 Notes. (A) A subsidiary guarantee from any subsidiary (other than MCA so long as all or any portion of the 2006 Notes shall remain outstanding) will be released when the subsidiary is released from any liability under (x) the indentures relating to the 2006 Notes, the 2008 Notes, the 2013 Notes and the Remaining Old Notes, or any related guarantee or similar obligation and (y) any Senior Credit Agreement and any guarantee or similar obligation in respect of that Senior Credit Agreement and (B) MCA shall be released from its obligations under its subsidiary guarantee upon the repayment in full of the 2006 Notes (so long as no default or event of default shall have occurred as a consequence of the repayment) and the release of MCA from any liability under the indenture relating to the 2008 Notes, the 2013 Notes, the Remaining Old Notes and any obligation it may have in respect of the Senior Credit Agreement and any guarantee or similar obligation in respect of the Senior Credit Agreement; provided that the release of a subsidiary guarantor will not occur in the event that subsidiary guarantor is required to deliver a guarantee in accordance with the paragraph below and then will only be released in accordance with the paragraph below.

         We will not permit any subsidiary to guarantee the payment of our debt unless:

1.	the subsidiary simultaneously executes and delivers a supplemental indenture to the indenture providing for a guarantee of payment of the New Notes by the subsidiary;

2.	the subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against us or any subsidiary as a result of any payment by the subsidiary under its subsidiary guarantee; and

3.	the subsidiary delivers to the trustee an opinion of counsel to the effect that (a) the subsidiary guarantee of the New Notes has been duly executed and authorized and (b) the subsidiary guarantee of the New Notes constitutes a valid, binding and enforceable obligation of the subsidiary; however, the enforceability of the subsidiary guarantee may be limited by bankruptcy, insolvency or similar laws, including, without limitation, all laws relating to fraudulent transfers, and except insofar as enforcement thereof is subject to general principles of equity; provided that such subsidiary guarantee shall be released upon the release of such subsidiary from liability in respect of our guarantees of debt; and, provided, further, that any release of a subsidiary guarantee under the preceding proviso will not impair the rights of the holders to receive subsidiary guarantees of the New Notes in accordance with this paragraph in the event our future debt is guaranteed by the subsidiary.

Events of Default

         Each of the following is an “Event of Default”:

1.	default in any payment of interest, including any contingent interest or additional amounts on any New Note when due and payable and the default continues for a period of 30 days;

2.	default in the payment of principal of any New Note when due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

3.	failure by the Company to comply with its obligations under “Consolidation, Merger and Sale of Assets”;

4.	failure by the Company for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the New Notes then outstanding has been received to comply with any of its other agreements contained in the New Notes or Indenture;

5.	default by the Company or any subsidiary in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced any debt for money borrowed (other than non-recourse debt of a non-recourse subsidiary) in excess of $20.0 million in the aggregate of the Company and/or any subsidiary, whether such debt now exists or shall hereafter be created resulting in such debt becoming or being declared due and payable, and such acceleration shall not have been rescinded or annulled within 10 days after written notice of such acceleration has been received by the Company or such subsidiary;

6.	certain events of bankruptcy, insolvency, or reorganization of the Company (the “bankruptcy provisions”); or

7.	a final judgment for the payment of $20.0 million or more rendered against the Company or any subsidiary, which judgment is not fully covered by insurance or not discharged or stayed within 90 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

         If an Event of Default occurs and is continuing, the trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding New Notes by notice to the Company and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, including contingent interest, if any, on all the New Notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, including any contingent interest will be due and payable immediately. The holders of a majority in principal amount of the outstanding New Notes may waive all past defaults (except with respect to nonpayment of principal or interest, including any contingent interest) and rescind any such acceleration with respect to the New Notes and its consequences if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, other than the nonpayment of the principal of and interest, including contingent interest, on the New Notes that have become due solely by such declaration of acceleration, have been cured or waived.

         Subject to the provisions of the indenture relating to the duties of the trustee, if a Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest, including any contingent interest, when due, no holder may pursue any remedy with respect to the indenture or the New Notes unless:

1.	such holder has previously given the trustee notice that an Event of Default is continuing;

2.	holders of at least 25% in principal amount of the outstanding New Notes have requested the trustee to pursue the remedy;

3.	such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

4.	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

5.	the holders of a majority in principal amount of the outstanding New Notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

         Subject to certain restrictions, the holders of a majority in principal amount of the outstanding New Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The Indenture provides that in the event a Default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

         The indenture provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the Event of Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, the Company is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Modification and Amendment

         Subject to certain exceptions, the indenture or the New Notes may be amended with the consent of the holders of at least a majority in principal amount of the New Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the New Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes). However, without the consent of each holder of an outstanding New Note affected, no amendment may, among other things:

1.	reduce the amount of New Notes whose holders must consent to an amendment;

2.	reduce the rate of or extend the stated time for payment of interest, including contingent interest, on any New Note;

3.	reduce the principal of or extend the Stated Maturity of any New Note;

4.	make any change that adversely affects the right to convert any New Notes;

5.	reduce the redemption price, the purchase price or Fundamental Change purchase price of any New Note or amend or modify in any manner adverse to the holders of New Notes the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

6.	make any New Note payable in money other than that stated in the New Note or, other than in accordance with the provisions of the indenture, eliminate any existing guarantee of the New Notes;

7.	impair the right of any holder to receive payment of principal of and interest, including contingent interest, on such holder’s New Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s New Notes; or

8.	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions.

         Without the consent of any holder, the Company and the trustee may amend the Indenture to:

1.	cure any ambiguity, omission, defect or inconsistency;

2.	provide for the assumption by a successor corporation, partnership, trust or limited liability company of the obligations of the Company under the indenture;

3.	provide for uncertificated New Notes in addition to or in place of certificated New Notes (provided that the uncertificated New Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated New Notes are described in Section 163(f)(2)(B) of the Code);

4.	add guarantees with respect to the New Notes;

5.	secure the New Notes;

6.	add to the covenants of the Company for the benefit of the holders or surrender any right or power conferred upon the Company;

7.	make any change that does not materially adversely affect the rights of any holder; or

8.	comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act.

         The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, the Company is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

         We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding New Notes or by depositing with the trustee or delivering to the holders, as applicable, after the New Notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or upon conversion or otherwise, cash or shares of common stock sufficient to pay all of the outstanding New Notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of New Notes

         Except as otherwise provided above, we will be responsible for making all calculations called for under the New Notes. These calculations include, but are not limited to, determinations of the market prices of our common stock, accrued interest payable on the New Notes and the conversion price of the New Notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of New Notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Trustee

         U.S. Bank Trust National Association is the trustee, security registrar, paying agent, and conversion agent for the New Notes. U.S. Bank Trust National Association is also successor trustee for the Old Notes, the 2008 Notes and the 2013 Notes.

Governing Law

         The indenture provides that it and the New Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

         “debt” means, with respect to any person on any date of determination (without duplication):

1.	the principal of and premium (if any) in respect of indebtedness of such person for borrowed money;

2.	the principal of and premium (if any) in respect of obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

3.	the principal component of all obligations of such person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 30 days of incurrence);

4.	the principal component of all obligations of such person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

5.	capitalized lease obligations and all attributable debt of such person; and

6.	the principal component of debt of other persons to the extent guaranteed by such person.

         The amount of debt of any person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

         “Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

         “Issue Date” means the date the New Notes are issued.

         “non-recourse debt” means debt or that portion of debt (i) as to which neither the Company nor its subsidiaries (other than a non-recourse subsidiary) (A) provides credit support (including any undertaking, agreement or instrument which would constitute debt), (B) is directly or indirectly liable or (C) constitute the lender and (ii) in respect of which a default (including any rights which the holders thereof may have to take enforcement action against a non-recourse subsidiary) would not permit (upon notice, lapse of time or both) any holder of any other debt of the Company or its subsidiaries (including any non-recourse subsidiary) to declare a default on such other debt or cause a payment thereof to be accelerated or payable prior to its Stated Maturity.

         “non-recourse subsidiary” means a subsidiary which (i) has not acquired any assets (other than cash) directly or indirectly from the Company or any subsidiary, (ii) only owns assets acquired after the Issue Date or assets acquired prior to the date such entity becomes a subsidiary and (iii) has no debt other than non-recourse debt.

         “person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

         “Senior Credit Agreement” means, with respect to the Company, one or more debt facilities (including, without limitation, the three-year senior revolving credit facility among Manor Care, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, as Syndication Agent, and the lenders party thereto from time to time, as may be amended or modified from time to time) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Credit Agreement or any other credit or other agreement or indenture).

         “Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

         “subsidiary” of the Company means (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by the Company, by the Company and one or more subsidiaries of the Company or by one or more subsidiaries of the Company or (ii) any other person (other than a corporation) in which the Company, one or more subsidiaries of the Company or the Company and one or more subsidiaries of the Company, directly or indirectly, at the date of determination thereof, has greater than a 50% ownership interest.

DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 300,000,000 shares of common stock, $.01 par value per share, and 5,000,000 shares of preferred stock, $.01 par value per share. The following summary of our common stock and preferred stock is not complete and may not contain all the information you should consider before investing in the New Notes or common stock. This description is subject to and qualified in its entirety by provisions of our certificate of incorporation as amended and our amended and restated bylaws, which are incorporated by reference into this Offer to Exchange, and by provisions of applicable Delaware law.

Common Stock

         As of September 30, 2004 there were 86,532,165 shares of common stock outstanding and held of record by approximately 2,500 stockholders. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Our certificate of incorporation as amended provides for a staggered board of directors, with one class being elected each year for a term of three years. Holders of common stock are entitled to receive ratably the dividends, if any, as may be declared by our board of directors out of funds legally available therefore. If we are liquidated, dissolved or wound-up, holders of common stock are entitled to receive ratably our net assets available for distribution after the payment of, or adequate provisions for, all of our debts and other liabilities, subject to prior and superior rights of holders of preferred stock. Holders of common stock have no preemptive, subscription, redemption, sinking fund or conversion rights. All of our outstanding shares of common stock have been validly issued and fully paid and are nonassessable. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of preferred stock, if any.

Preferred Stock

         As of September 30, 2004, there were no shares of preferred stock outstanding. Our certificate of incorporation as amended authorizes the issuance of up to 5,000,000 shares of preferred stock, in one or more series and with such rights, preferences, privileges and restrictions, including voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation rates, liquidation preferences and conversion rights, as our board of directors may determine without further action by the holders of common stock. We have designated 800,000 shares of preferred stock as Series A Participating Preferred Stock in connection with our shareholder rights plan discussed below.

Delaware Anti-Takeover Law

         Section 203 of the Delaware General Corporation Law prohibits certain business combination transactions between a Delaware corporation and any “interested stockholder” owning 15% or more of the corporation’s outstanding voting stock for a period of three years after the date on which the stockholder became an interested stockholder, unless:

•	the board of directors approves, prior to the date, either the proposed business combination or the proposed acquisition of stock which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owned at least 85% of the those shares of the voting stock of the corporation which are not held by the directors, officers or certain employee stock plans; or

•	on or subsequent to the date on which the stockholder became an interested stockholder, the business combination with the interested stockholder is approved by the board of directors and also approved at a stockholder’s meeting by the affirmative vote of the holders of at least two-thirds of the outstanding shares of the corporation’s voting stock other than shares held by the interested stockholder.

         Under Delaware law, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder.

Shareholder Rights Plan

         Each outstanding share of our common stock includes an exercisable right which, under certain circumstances, will entitle the holder to purchase from us one one-hundredth of a share of Series A Junior Participating Preferred Stock for an exercise price of $150, subject to adjustment. The rights expire on May 2, 2005. Such rights will not be exercisable or transferable apart from the common stock until 10 days after a person or group acquires 15 percent of our common stock or initiates a tender offer or exchange offer that would result in ownership of 15 percent of our common stock. In the event that the we are merged, and our common stock is exchanged or converted, the rights will entitle the holders to buy shares of the acquirer’s common stock at a 50 percent discount. Under certain other circumstances, the rights can become rights to purchase our common stock at a 50 percent discount. The rights may be redeemed by us for one cent per right at any time prior to the first date that a person or group acquires a beneficial ownership of 15 percent of our common stock.

Transfer Agent and Registrar

         The transfer agent and registrar of our common stock is National City Bank.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following discussion summarizes certain U.S. federal income tax consequences of the Offer and the ownership and disposition of New Notes and Company common stock into which New Notes may be convertible. This discussion does not purport to be a complete analysis of all potential federal income tax considerations and does not address any tax consequences arising under any state, local or foreign tax laws or under any other U.S. federal tax laws.

         This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions and administrative pronouncements and published rulings of the Internal Revenue Service (“IRS”), all as of the date hereof. These authorities may change, possibly retroactively, resulting in U.S. federal income tax consequences different from those set forth below. We have not sought and will not seek any ruling from the IRS regarding the tax consequences of the Offer or the ownership and disposition of New Notes or any common stock into which New Notes may be convertible. There can be no assurance that the IRS will not take a contrary position regarding such tax consequences, or that any such contrary position would not be sustained by a court.

         This discussion is limited to holders who receive New Notes in exchange for Old Notes pursuant to the Offer or, with respect to the discussion under “Consequences of the Offer— Non-Exchanging Holders,” holders who do not exchange their Old Notes pursuant to the Offer. In addition, this discussion only addresses holders who hold their Notes and any Company common stock received upon conversion of New Notes as capital assets. This discussion does not address tax considerations that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	holders subject to the alternative minimum tax;

•	tax-exempt organizations or tax-qualified retirement plans;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	foreign persons or entities (except to the extent specifically set forth below);

•	persons that own, or are deemed to own, more than 5% of our Company (except to the extent specifically set forth below);

•	U.S. expatriates;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar; or

•	persons who hold the Notes as part of a hedge, straddle, conversion transaction or other risk reduction strategy, or as a part of an integrated investment.

         If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds Notes or Company common stock, the tax treatment of each partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships that hold Notes or Company common stock and their partners should consult their own tax advisors regarding their tax treatment.

         For purposes of this discussion, a “U.S. holder” means a beneficial owner of Notes or Company common stock that is:

•	an individual citizen or resident of the United States;

•	a corporation or partnership, or other entity taxable as a corporation or partnership for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons or (2) has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A non-U.S. holder is a beneficial owner of Notes or Company common stock that is not a U.S. holder.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU OF THE OFFER AND THE OWNERSHIP AND DISPOSITION OF NEW NOTES AND COMPANY COMMON STOCK, AS WELL AS THE APPLICATION OF THE FEDERAL ESTATE AND GIFT TAX LAWS, ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND ANY APPLICABLE TAX TREATY.

Consequences of the Offer

  Exchanging Holders

         In general, a “significant modification” of a debt instrument, whether effected pursuant to an amendment of the terms of a debt instrument or an actual exchange of a debt instrument for a new debt instrument, will be treated as an exchange of the existing debt instrument for a new debt instrument for U.S. federal income tax purposes. A modification will be considered “significant” if, based on all facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant.

         It is unclear whether the exchange of the Old Notes for New Notes will be treated as a “significant modification” of the terms of the Old Notes for U.S. federal income tax purposes. We believe that the differences between the terms of the Old Notes and New Notes should not be considered economically significant and, as a result, do not constitute a “significant modification” for U.S. federal income tax purposes. Thus, we will take the position that the exchange of the Old Notes for New Notes does not constitute an exchange of the Notes for U.S. federal income tax purposes, and will treat the New Notes (with their modified terms) as a continuation of the Old Notes. By participating in the Offer, each holder will be deemed to have agreed pursuant to the indenture governing the New Notes to treat the exchange of the Old Notes for New Notes as not constituting a significant modification of the terms of the Old Notes. Assuming the exchange of the Old Notes for New Notes does not constitute a significant modification of the terms of the Old Notes, a holder will not recognize any gain or loss as a result of the exchange, but the receipt of the Exchange Fee will constitute ordinary income to the holder as described below. A holder’s tax basis and holding period in the New Notes will be the same as the holder’s tax basis and holding period in the Old Notes exchanged therefor.

         There can be no assurance that the IRS will agree that the exchange of the Old Notes for New Notes does not constitute a significant modification of the terms of the Old Notes. If the exchange constitutes a significant modification of the Old Notes, the tax consequences of the exchange will depend on whether the notes are considered “securities” for U.S. federal income tax purposes. Whether a debt instrument constitutes a security depends on a variety of factors, including the term of the instrument. As a general rule, a debt instrument with a term of five years or less will not be considered a security, and a debt instrument with a term of ten years or more will be considered a security. The treatment of a debt instrument with a term between five and ten years as a security is unclear.

         If the exchange of the Notes constitutes a significant modification of the Old Notes and both the Old Notes and the New Notes are considered securities, the exchange would be treated as a non-taxable recapitalization and a holder would not recognize any gain or loss as a result of the exchange. A holder generally would have the same tax basis and holding period in the New Notes as the holder had in the Old Notes exchanged therefor.

         Because holders have the right to require us to redeem the Notes at certain times prior to the Notes’ maturity, the Notes may be viewed as having a term of less than ten years and, as a result, may not constitute securities for U.S. federal income tax purposes. If the exchange constitutes a significant modification of the Old Notes and either the Old Notes or the New Notes are not considered securities for U.S. federal income tax purposes, then the exchange would be a taxable transaction. In such case, holders of the Notes would recognize gain or loss, treating the issue price of the New Notes as the amount realized in the exchange. Any gain generally would be treated as interest income. Any loss would be treated as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary loss with respect to the Old Notes; the balance would be treated as capital loss. Each holder’s holding period in the New Notes would begin the day after the exchange, and each holder’s tax basis in the New Notes generally would equal the issue price of the New Notes (as described above).

         If the exchange of Old Notes for New Notes were treated as an exchange for tax purposes (i.e., as either a recapitalization or a taxable exchange), the tax treatment of the New Notes would depend on whether the Old Notes or New Notes were considered to be traded on an established securities market for purposes of the original issue discount provisions of the Code. If either the Old Notes or New Notes were considered to be traded on an established securities market, then the New Notes generally would be subject to the rules discussed below (but a holder’s tax basis in a New Note would be determined in accordance with the rules discussed above), except that we would need to determine a new comparable yield and projected payment schedule for the New Notes. Alternatively, if both the Old Notes and New Notes were not considered to be traded on an established securities market, then the New Notes would be subject to a different set of rules applicable to contingent payment debt instruments that may have a material effect on the amount, timing and character of the income, gain or loss recognized by a holder with respect to a New Note.

  Tax Treatment of the Exchange Fee

         Although the tax treatment of the Exchange Fee is not entirely clear under current law, absent further relevant IRS guidance, we intend to treat the payment of the Exchange Fee as additional ordinary income to holders participating in the Offer and to report such payments to the IRS and to holders in accordance with such treatment. In addition, we intend to withhold 30% of any Exchange Fee paid to a non-U.S. holder unless we receive an IRS Form W-8ECI certifying that such payment is effectively connected with such holder’s conduct of a U.S. trade or business, or an IRS Form W-8BEN certifying that such payment is subject to a reduced rate of withholding under an applicable U.S. income tax treaty.

         If the exchange of the Old Notes for New Notes were treated as an exchange for U.S. federal income tax purposes, holders should consult their own advisors as to whether the Exchange Fee could be treated as additional consideration for the Old Notes.

  Non-Exchanging Holders

         Holders who do not exchange their Old Notes for New Notes in the Offer will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Offer. Non-exchanging holders will continue to have the same tax basis and holding period in their Old Notes as they had prior to the Offer.

Classification of the New Notes

         Under the indentures governing the Old Notes and New Notes, we and each holder of the Notes agree to treat the Notes, for U.S. federal income tax purposes, as indebtedness subject to the Treasury Regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) in the manner described below and using the comparable yield set forth below. The remainder of this discussion assumes that the Notes will be so treated and does not address any other possible tax treatment of the Notes. The IRS has issued a revenue ruling with respect to instruments similar to the Notes which supports certain aspects of the treatment described below. However, the application of the Contingent Debt Regulations to instruments such as the Notes remains uncertain in several other respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any different tax treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the Notes. In particular, a holder might be required to accrue original issue discount at a lower rate, might recognize different amounts of income, gain or loss (or possibly no loss) upon conversion of the Notes to common stock and cash, and might recognize capital gain or loss upon a taxable disposition of the Notes. Holders should consult their tax advisors concerning the tax treatment of holding the Notes.

         Under the indenture governing the New Notes, we and each holder will agree to treat the exchange of the Old Notes for New Notes as not constituting a significant modification of the terms of the Old Notes for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment will be respected and the New Notes will be treated as a continuation of the Old Notes for U.S. federal income tax purposes.

U.S. Holders—Consequences of Ownership and Disposition of New Notes

         The following discussion summarizes certain U.S. federal income tax consequences to U.S. holders of the New Notes or our common stock. It is not a complete analysis of all the potential tax consequences or considerations and holders are urged to consult their own tax advisors.

  Accrual of Interest

         Under the Contingent Debt Regulations, actual cash payments on the New Notes, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of the Contingent Debt Regulations will be to:

•	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the New Notes;

•	require you to accrue and include in taxable income each year original issue discount at the comparable yield set forth below, which will be substantially in excess of the stated interest payments you actually receive; and

•	generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the New Notes.

         Subject to the adjustments described below under “—Adjustments to Interest Accruals on the Notes” that apply to holders that purchase New Notes for a price other than the adjusted issue price (as defined below), you will be required to accrue an amount of ordinary interest income as original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the New Note that equals:

•	the product of (i) the adjusted issue price of the New Note as of the beginning of the accrual period and (ii) the comparable yield to maturity (determined as set forth below) of the New Note, adjusted for the length of the accrual period;

•	divided by the number of days in the accrual period; and

•	multiplied by the number of days during the accrual period that you held the Notes.

         The adjusted issue price of a New Note is equal to the issue price of the Old Note (the first price at which a substantial amount of the Old Notes were sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) for which it was exchanged, increased by any original issue discount previously accrued with respect to the Old Note and New Note, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amounts of any payments previously made with respect to the Old Note and New Note. The comparable yield for the New Notes will be the same as the comparable yield we determined for the Old Notes—7.34%, per annum, compounded semi-annually. The comparable yield for the Old Notes was based on the rate at which we could have issued, on the issue date of the Old Notes, a fixed rate nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the Old Notes.

         We prepared a projected payment schedule for the Old Notes, solely for U.S. federal income tax purposes, that included the actual interest payments on the notes and estimates of the amount and timing of contingent interest payments and payment upon maturity on the notes taking into account the fair market value of the common stock that might be paid upon a conversion of the notes. Under the indentures governing the Old Notes and New Notes, holders agree to be bound by our determination of the comparable yield for the Old Notes and the projected payment schedule that we prepared for the Old Notes. For U.S. federal income tax purposes, you must continue to use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the New Notes. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in “Where You Can Find More Information”.

         The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount accruals and adjustments thereof in respect of the notes for U.S. federal income tax purposes and do not constitute a projection or representation regarding the actual amount of the payments on a Note.

  Adjustments to Interest Accruals on the Notes

         If the actual contingent payments made on the New Notes differ from the projected contingent payments, adjustments will be made to account for the difference. In addition to the interest accrual discussed above, if you receive actual payments with respect to New Notes for a taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a “positive adjustment” and be required to include additional original issue discount in income equal to the amount of the excess of actual payments over projected payments. For these purposes, payments in a taxable year include the fair market value of property received in that year, including the fair market value of any Company common stock received upon a conversion of the New Notes. If you receive actual payments in a taxable year that in the aggregate are less than the amount of projected payments for the taxable year, you will incur a “negative adjustment” equal to the amount of such deficit. A negative adjustment will be treated as follows:

•	first, a negative adjustment will reduce the amount of original issue discount required to be accrued in the current year;

•	second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the Old Notes and New Notes, reduced to the extent such prior original issue discount was offset by prior negative adjustments on the Old Notes and New Notes; and

•	third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

         If you acquire a New Note at a discount or premium to the adjusted issue price of the New Note on the acquisition date, you must, upon acquiring the debt instrument, reasonably allocate the difference between your tax basis and the adjusted issue price to daily portions of interest or projected payments over the remaining term of the New Note. You should consult your tax advisor regarding these allocations.

         If your tax basis is greater than the adjusted issue price of your New Note on the acquisition date, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a negative adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, your adjusted basis in your New Note is reduced by the amount treated as a negative adjustment.

         If your tax basis is less than the adjusted issue price of your New Note on the acquisition date, the amount of the difference allocated to a daily portion of interest or to a projected payment is treated as a positive adjustment on the date the daily portion accrues or the payment is made. On the date of the adjustment, your adjusted basis in your New Note is increased by the amount treated as a positive adjustment.

  Sale, Exchange, Conversion or Redemption of the Notes

         Upon the sale, exchange, repurchase or redemption of a New Note, or upon the conversion of a New Note for cash or a combination of cash and common stock, you generally will recognize gain or loss equal to the difference between the amount realized and your adjusted tax basis in the New Note. As a holder of a New Note, you agree that under the Contingent Debt Regulations, the amount realized will include the fair market value of any common stock that you receive on the conversion as a contingent payment. Such gain on a New Note generally will be treated as interest income. Loss from the disposition of a New Note will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the New Note and Old Note exchanged therefor. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the New Note was held for more than one year. The deductibility of capital losses is subject to limitations.

         Special rules apply in determining the tax basis of a Note. Your adjusted tax basis in a New Note generally will be equal to your original purchase price of the Old Note, increased by original issue discount (determined without regard to any adjustments to interest accruals described above, other than any positive or negative adjustments to reflect discount (which increase basis) or premium (which decrease basis), respectively, to the adjusted issue price, if any), and reduced by the amount of any noncontigent payment and the projected amount of any contingent payments previously scheduled to be made on the New Note and Old Note exchanged therefor.

         Under this treatment, your tax basis in any Company common stock received upon conversion of a New Note will equal the then current fair market value of such common stock. Your holding period for our common stock will commence on the day after conversion.

  Constructive Dividends

         Holders of convertible debt instruments such as the New Notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of such instruments is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the debt instruments generally will not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the New Notes (including, without limitation, adjustments in respect of taxable dividends to our stockholders) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions includible in your income in the manner described under “— Dividends” below even though you have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you.

  Dividends

         If you receive our common stock upon conversion of your New Note, any distributions made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current and accumulated earnings and profits. With respect to noncorporate taxpayers for taxable years beginning before January 1, 2009, such dividends generally will be taxed at the lower applicable capital gains rate provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

  Sale, Exchange or Redemption of Common Stock

         If you receive our common stock upon conversion of your New Note, then upon the sale, exchange or redemption of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale, exchange or redemption. Long-term capital gains recognized by certain noncorporate U.S. holders, including individuals, generally will be subject to a reduced rate of U.S. federal income tax. Your adjusted tax basis and holding period in common stock received upon conversion of a New Note are determined as discussed above under “— Sale, Exchange, Conversion or Redemption of the Notes or Common Stock.” The deductibility of capital losses is subject to limitations.

  Backup Withholding and Information Reporting

         We are required to furnish to the IRS and to record holders of the New Notes and Company common stock, other than corporations and other exempt holders, information with respect to interest on the Notes and dividends paid on the common stock.

         You may be subject to backup withholding with respect to interest paid on the New Notes, dividends paid on the common stock or with respect to proceeds received from a disposition of the New Notes or shares of common stock. Certain holders (including, among others, corporations and certain tax-exempt organizations) generally are not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you:

•	fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnish an incorrect TIN;

•	are notified by the IRS that you have failed to properly report payments of interest or dividends; or

•	fail to certify, under penalties of perjury, that you have furnished a correct TIN and that the IRS has not notified you that you are subject to backup withholding.

         Backup withholding is not an additional tax. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that you furnish the required information to the IRS in a timely manner.

Non-U.S. Holders—Consequences of Ownership and Disposition of New Notes

         The following discussion summarizes certain U.S. federal income tax consequences to non-U.S. holders of the New Notes or our common stock. It is not a complete analysis of all the potential tax consequences or considerations and holders are urged to consult their own tax advisors.

  Payments of Interest; Conversion of Notes

         You will not be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the New Notes (including amounts taken into income as interest under the accrual rules described above under “U.S. Holders— Consequences of Ownership and Disposition of New Notes— Accrual of Interest” and amounts attributable to any shares of our common stock received upon a conversion of the New Notes) provided that:

•	such interest is not effectively connected with your conduct of a trade or business in the United States;

•	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Code Section 871(h)(3);

•	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person;”

•	you are not a bank whose receipt of interest (including original issue discount) on a Note is described in Code Section 881(c)(3)(A); and

•	you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN or any such successor form), or you hold your Notes through certain intermediaries, and you and the intermediaries satisfy the certification requirements of applicable Treasury Regulations.

         Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. holders.

         If you cannot satisfy the requirements described above, you will be subject to the 30% U.S. federal withholding tax with respect to payments of interest on the New Notes, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable U.S. income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the New Notes is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business.

         If you are engaged in a trade or business in the United States and interest on a New Note is effectively connected with your conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a U.S. person (as defined under the Code). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or such lower rate prescribed by an applicable U.S. income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest (including original issue discount) will be included in your earnings and profits.

  Sale, Exchange, Conversion or Redemption of the Notes or Common Stock

         Any gain realized by you on the sale, exchange, conversion or redemption of a New Note generally will be treated as interest income subject to the rules described above under “—Payments of Interest; Conversion of Notes.”

         Any gain realized by you on the sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business;

•	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain conditions are met;

•	you are subject to Code provisions applicable to certain U.S. expatriates; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock.

         If your gain is described in the first bullet point above, you generally will be subject to U.S. federal income tax on the net gain derived from the sale, and if you are a corporation, then under certain circumstances, any such effectively connected gain also may be subject to the branch profits tax at a 30% rate (or such lower rate prescribed by an applicable U.S. income tax treaty). If you are an individual described in the second bullet point above, you will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though you are not considered a resident of the United States. Such holders are urged to consult their tax advisers regarding the tax consequences of the acquisition, ownership and disposition of the common stock.

         We do not believe that we currently are, and we do not anticipate becoming, a U.S. real property holding corporation. Even if we were, or were to become, a U.S. real property holding corporation, no adverse tax consequences would apply to you if you hold, directly and indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market.

Dividends

         In general, any dividends received by you with respect to our common stock (and any deemed distributions resulting from adjustments, or failures to make adjustments, to the conversion price of the New Notes, see “U.S. Holders— Consequences of Ownership and Disposition of New Notes— Constructive Dividends” above) will be subject to withholding of U.S. federal income tax at a 30% rate, unless such rate is reduced by an applicable U.S. income tax treaty. Dividends that are effectively connected with your conduct of a trade or business in the United States generally are subject to U.S. federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certification requirements). Under various circumstances, any such effectively connected dividends received by a non-U.S. holder that is a corporation also may be subject to the branch profits tax at a 30% rate or such lower rate prescribed by an applicable U.S. income tax treaty.

         In order to claim the benefit of a U.S. income tax treaty or to claim exemption from withholding because dividends paid to you on our common stock are effectively connected with your conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor form as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

  Backup Withholding and Information Reporting

         If you are a non-U.S. holder, you generally will not be subject to backup withholding and information reporting with respect to payments that we make to you (including interest, dividends and proceeds received from a disposition of the New Notes pursuant to a conversion, redemption or repurchase) or with respect to the proceeds of the sale of a New Note or a share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the statement described above under “—Payments of Interest; Conversion of Notes” and does not have actual knowledge or reason to know that you are a U.S. person (as defined under the Code) or you otherwise establish an exemption. However, we may be required to report annually to the IRS and to you the amount of, and the tax withheld with respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

         You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that you furnish the required information to the IRS in a timely manner.

WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s public reference room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC’s website at “http://www.sec.gov.” In addition, we make our reports on Form 10-K, 10-Q and 8-K available through our internet website free of charge after we file them with the SEC. Our internet website address is www.hcr-manorcare.com. The information incorporated by reference is deemed part of this Offer to Exchange, except for any information superseded by information contained directly in this Offer to Exchange.

         In addition, because our common stock is listed on the New York Stock exchange, you may read our reports, proxy statement, and other document at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

         The SEC allows us to “incorporate by reference” information that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Offer to Exchange, and information that we file later with the SEC will automatically update and supersede this information. All information appearing in this Offer to Exchange is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated by reference, except to the extent set forth in the immediately preceding sentence. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Exchange. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the completion or termination of this Offer:

•	Annual Report on Form 10-K for the year ended December 31, 2003, filed with the SEC on March 5, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the SEC on May 4, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed with the SEC on August 5, 2004;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed with the SEC on November 2, 2004; and

•	Current Reports on Form 8-K filed with the SEC on July 16, 2004, July 28, 2004, August 11, 2004, August 13, 2004, and October 1, 2004.

         We will provide to you, at no charge, a copy of these filings. To request a copy of any or all of these filings, you should write or telephone us at the following address and telephone number: Manor Care, Inc., 333 N. Summit Street, Toledo, Ohio, 43604-2617, Attention: Legal Department. Our telephone number is (419) 252-5500.

         To obtain additional copies of the Offer to Exchange, please contact the Information Agent. Any questions about the Offer or procedures for accepting the Offer may be directed to the Information Agent.

The Information Agent and Exchange Agent for the Offer is:

Global Bondholder Services Corporation

65 Broadway—Suite 704
New York, New York 10006
Attn: Corporate Actions
Banks and Brokers Call: (212) 430-3774
or
Call Toll Free: (866) 470-4500

By Mail:	By Overnight Courier:	By Hand:
65 Broadway—Suite 704	65 Broadway—Suite 704	65 Broadway—Suite 704
New York, New York 10006	New York, New York 10006	New York, New York 10006
Attn: Corporate Actions	Attn: Corporate Actions	Attn: Corporate Actions

         If you have questions about the Company you may contact the Company at the address or telephone number set forth below:

Manor Care, Inc.

333 North Summit Street
Toledo, Ohio 43604-2617
Attn: Treasury Department
(419) 254-7728